UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

i2 Technologies, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

i2 TECHNOLOGIES, INC.

11701 Luna Road

Dallas, Texas 75234

April 28, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of i2 Technologies, Inc., which will be held at the Center of Excellence at 11701 Luna Road, Dallas, Texas 75234 on May 28, 2009 at 10:00 a.m. (Central Time).

Details of the business to be conducted at this meeting are given in the attached Notice of Annual Meeting of Stockholders and proxy statement.

After careful consideration, our Board of Directors has approved the proposals set forth in the proxy statement and recommends that you vote for such proposals.

In our efforts to reduce costs and be more efficient in our investor relations, we offer electronic voting and delivery of stockholder materials via the Internet. As a stockholder, you can help us save costs by voting electronically or by giving your consent for electronic delivery of stockholder materials. You may also vote your shares by telephone or by completing, signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Representation of your shares at the meeting is very important. Accordingly, whether or not you plan to attend the meeting, we urge you to submit your proxy promptly by one of the methods offered. If you later wish to change your proxy vote, you may do so by revoking your proxy or voting in person at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Jackson L. Wilson, Jr.

Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to assure your representation at this meeting, you are requested to vote your shares by telephone, by the Internet or by completing, signing and dating the enclosed proxy as promptly as possible and returning it in the enclosed envelope. No postage need be affixed if mailed in the United States.

i2 TECHNOLOGIES, INC.

11701 Luna Road

Dallas, Texas 75234

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2009

To the Stockholders of i2 Technologies, Inc.:

The 2009 Annual Meeting of Stockholders of i2 Technologies, Inc. will be held at the Center of Excellence at 11701 Luna Road, Dallas, Texas 75234 on May 28, 2009 at 10:00 a.m. (Central Time) for the following purposes:

1.	To elect one Class III director to serve until the annual stockholders’ meeting in 2012 and until his successor has been duly elected and qualified.

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm.

3.	To act upon such other business as may properly come before this meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 2, 2009 are entitled to notice of and to vote at this meeting. A list of stockholders entitled to vote at this meeting will be available for inspection at our offices. Whether or not you plan to attend this meeting in person, please vote your shares by telephone, by the Internet or by completing, signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. The prompt submission of your proxy by one of the three methods offered will assist us in preparing for this meeting.

You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the meeting. It may be possible for you to vote in person at the meeting even if you have returned a proxy. Please review the proxy statement for more information.

By Order of the Board of Directors,

John Harvey

Secretary

April 28, 2009

i2 TECHNOLOGIES, INC.

11701 Luna Road

Dallas, Texas 75234

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of i2 Technologies, Inc., a Delaware corporation, for the 2009 Annual Meeting of Stockholders to be held on May 28, 2009 at 10:00 a.m. (Central Time), and at any adjournment or postponement thereof, at the Center of Excellence at 11701 Luna Road, Dallas, Texas 75234. These proxy materials are expected to be first mailed to stockholders of record beginning on or about April 28, 2009.

Purpose of the Meeting

The specific proposals to be considered and acted upon at this meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. The proposals are described in more detail in this proxy statement.

Voting Rights and Solicitation

The cost of soliciting proxies will be paid by us and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation materials as well as the expense of preparing, assembling, photocopying and mailing this proxy statement. Solicitation will be made primarily through the use of the mail; however, our regular employees may, without additional remuneration, solicit proxies personally by telephone or Internet e-mail.

A copy of our 2008 annual report to stockholders on Form 10-K has been mailed concurrently with the mailing of the Notice of Annual Meeting of Stockholders and this proxy statement to all stockholders entitled to notice of, and to vote at, this meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have fixed April 2, 2009 as the record date for determining those stockholders who are entitled to notice of, and to vote at, this meeting. Only holders of record of our common stock, par value $0.00025 per share, and our 2.5% Series B Convertible Preferred Stock at the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the record date, 21,982,799 shares of our common stock were outstanding and 109,303 shares of our Series B preferred stock were outstanding. All of our outstanding shares of Series B preferred stock were held of record by R2 Top Hat, Ltd., an affiliate of Q Investments.

The holders of our common stock and our Series B preferred stock will vote together as a single class on each of the proposals described in this proxy statement. Each share of our common stock is entitled to one vote. Each share of our Series B preferred stock is entitled to 43.1965 votes (that number equal to the number of shares of common stock into which one share of Series B preferred stock could have been converted on the record date). Accordingly, the holder of our Series B preferred stock is entitled to 4,721,507 votes in the aggregate, or approximately 17.7% of all votes eligible to be cast at the Annual Meeting.

As of April 2, 2009, our directors and executive officers beneficially owned an aggregate of approximately 5,867,952 shares of our common stock, not including shares of common stock issuable upon exercise of outstanding stock options, constituting approximately 26.7% of the shares of common stock outstanding as of such date and approximately 22.0% of all votes eligible to be cast at the Annual Meeting. It is expected that such directors and executive officers will vote or direct the voting of all shares of our common stock held or owned by such persons, or over which such persons have voting control, in favor of the proposals described in this proxy statement.

The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of our outstanding common stock and our Series B preferred stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Cumulative voting is not permitted in the election of directors. If a choice as to the matters coming before the Annual Meeting has been specified by a stockholder on the proxy, the shares will be voted accordingly. If no choice is specified on the returned proxy, the shares will be voted in favor of the approval of the proposals described in the Notice of Annual Meeting and in this proxy statement and in the discretion of the persons named in the proxy as proxy appointees as to any other matter that may properly come before the Annual Meeting. The inspector of election appointed for the Annual Meeting will tabulate the votes, separately calculating affirmative and negative votes, abstentions and broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter).

A stockholder executing a proxy pursuant to this solicitation may revoke his or her proxy at any time prior to its use:

•	by delivering to the Secretary of i2 a signed notice of revocation or a later-dated, signed proxy; or

•	by attending the meeting and voting in person.

Attendance at the meeting does not in itself constitute the revocation of a proxy. In addition, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 28, 2009

This proxy statement and the Company’s Annual Report on Form 10-K are available at

http://investor.shareholder.com/itwo/annual-proxy.cfm.

PROPOSAL 1

ELECTION OF ONE CLASS III DIRECTOR

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that our Board of Directors shall be divided into three classes as nearly equal in size as is practicable, designated as Class I, Class II and Class III directors, with each class serving staggered three-year terms. We currently have the following nine directors serving on our Board:

Class I Directors	Class II Directors	Class III Directors
Stephen P. Bradley	J. Coley Clark	Sanjiv S. Sidhu
Richard L. Clemmer	Richard Hunter	Michael J. Simmons
David L. Pope	Lloyd G. Waterhouse	Jackson L. Wilson, Jr., Chairman

The term of office of our Class III directors expires at the Annual Meeting, the term of office of our Class I directors expires at the 2010 annual meeting of stockholders and the term of office of our Class II directors expires at the 2011 annual meeting of stockholders. Directors to replace those of a class whose terms expire at a given annual meeting are elected to hold office until the third succeeding annual meeting, and until their respective successors have been duly elected and qualified. Sanjiv S. Sidhu (Class III director) has notified the Company that he will not stand for re-election at the Annual Meeting and, in addition, David L. Pope (Class I director) has notified the Company that he intends to resign following the Annual Meeting. The respective service of such directors on the Board of Directors will terminate immediately following the Annual Meeting.

After receiving the notices from Mr. Sidhu and Mr. Pope, the Board of Directors reduced the authorized number of directors to six plus the number, if any, of directors elected by holders of the Series B preferred stock. Pursuant to the Certificate of Designations for our Series B preferred stock, the holder of our Series B preferred stock, voting separately as a single class to the exclusion of all other classes of our capital stock, currently has the exclusive right to elect two directors to serve on our Board. In September 2007, the holder of our Series B preferred stock exercised its right to elect two directors and elected David L. Pope and Michael J. Simmons to our Board. The holder of our Series B preferred stock has indicated that in connection with our 2009 Annual Meeting of Stockholders, it will re-elect Michael J. Simmons to serve another term as a Class III director. In addition, this holder has the right to fill the vacancy that will be created by Mr. Pope’s resignation at any time.

Board of Directors’ Nominee

One Class III director, Jackson L. Wilson, Jr., has been nominated by our Board of Directors for election at the Annual Meeting to hold office until the 2012 annual meeting of stockholders and until his successor is duly elected and qualified.

Name	Age	Position
Jackson L. Wilson, Jr.	61	Chairman, Chief Executive Officer and President of the Company

Mr. Wilson has served as a director since April 2005. In May 2008, he became Executive Chairman and an employee as well as a director of the Company. In December 2008, Mr. Wilson was named Chairman, Chief Executive Officer and President of the Company. From 1983 through August 2004 when he retired, Mr. Wilson served in various roles at Accenture Ltd, including Director, Managing Partner—Accenture Technology Ventures, Corporate Development Officer and, most recently, Chief Executive Officer—Business Process Outsourcing. Mr. Wilson is the former Chairman of the Board of Avanade Inc., a private joint venture between Accenture Ltd and Microsoft Corporation (technology integration on the Microsoft platform), a director of Seraph Group LLC, a registered investment company, and a director of a privately-held company.

Required Vote

A plurality of the votes cast by the holders of our common stock and our Series B preferred stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, voting together as a single class, is required for the election of a director. Abstentions and broker non-votes have no effect on the determination of plurality, except to the extent that they affect the total votes received by any particular nominee. Plurality means that the nominees receiving the greatest number of votes cast by the holders of outstanding shares of our voting stock present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be elected to our Board of Directors even if they receive less than a majority of such votes.

Your Board of Directors unanimously recommends a vote “FOR” Jackson L. Wilson, Jr. and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock and Series B preferred stock as of April 2, 2009 by (1) each person who is known by us to own beneficially more than five percent of our common stock or Series B preferred stock, (2) each of our directors and our director nominee, (3) each of the named executive officers named in the Summary Compensation Table and (4) all directors and executive officers as a group.

	Common Stock			Series B Preferred Stock
Name	Shares Beneficially Owned (1)		Percent	Shares Beneficially Owned (1)		Percent
Sanjiv S. Sidhu	5,508,900	(2)	25.1%	—		—
Amalgamated Gadget, L.P.	4,721,507	(3)	17.7%	109,303	(3)	100%
BlackRock, Inc	2,360,055	(4)	10.7%	—		—
Renaissance Technologies LLC	1,633,700	(5)	7.4%	—		—
S.A.C. Capital Advisors LLC	1,498,401	(6)	6.8%	—		—
Water Island Capital LLC	1,396,902	(7)	6.4%	—		—
Highbridge Capital Management LLC	1,227,609	(8)	5.6%	—		—
Jackson L. Wilson, Jr.	72,089	(9)	*	—		—
Michael Berry	189,706	(10)	*	—		—
Hiten D. Varia	186,291	(11)	*	—		—
John J. Harvey	42,002	(12)	*	—		—
Aditya Srivastava	102,367	(13)	*	—		—
Pallab Chatterjee	532,773	(14)	2.4%	—		—
Stephen P. Bradley	54,532	(15)	*	—		—
J. Coley Clark	20,921	(16)	*	—		—
Richard L. Clemmer	52,001	(17)	*	—		—
Richard Hunter	20,921	(18)	*	—		—
David L. Pope	30,805	(19)	*	—		—
Michael J. Simmons	32,378	(20)	*	—		—
Lloyd G. Waterhouse	69,032	(21)	*	—		—
All directors and executive officers as a group (14 persons)	6,914,718	(22)	30.0%	—		—

*	Indicates less than 1%.
(1)	Beneficial ownership is calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act. Percentage of beneficial ownership of our common stock is based on 21,982,799 shares of our common stock and 109,303 shares of our Series B preferred stock outstanding as of April 2, 2009. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, shares of our common stock that may be acquired upon the exercise of options or the conversion of Series B preferred stock held by that person that are currently exercisable or convertible or will become exercisable or convertible within 60 days following April 2, 2009 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes to this table, the address for each person named in this table is 11701 Luna Road, Dallas, Texas 75234.
(2)	Includes 822,715 shares held by Sidhu-Singh Family Investments, Ltd., of which Mr. Sidhu is a general partner, and 1,200 shares held by the Sidhu-Singh Family Foundation, of which Mr. Sidhu is a trustee. The address of Mr. Sidhu and the entities that he controls is 11701 Luna Road, Dallas, Texas 75234.
(3)

The 4,721,507 shares of common stock are issuable upon conversion of the 109,303 shares of Series B preferred stock held of record by R2 Top Hat, Ltd. (“Top Hat”). Based upon the information in a Schedule 13D/A filed by Amalgamated Gadget, L.P., a Texas limited partnership (“Amalgamated”) as of August 20, 2008, as well as certain information provided to the Company by Top Hat and R2 Investments, LDC, Top

Hat is advised by Amalgamated pursuant to an investment management agreement. Pursuant to such agreement, Amalgamated, acting through its general partner, Scepter Holdings, Inc., a Texas corporation (“Scepter”), has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of Series B preferred stock owned by Top Hat (and any shares of common stock into which such preferred stock may be converted). As the sole general partner of Amalgamated, Scepter has the sole power to vote and to dispose or to direct the disposition of the shares of Series B preferred stock (including any common stock issuable upon conversion). Geoffrey Raynor, as the President and sole shareholder of Scepter, has the sole power to vote or to direct the vote and to dispose or to direct the disposition of the shares of Series B preferred stock (including any common stock issuable upon conversion). The address of Amalgamated is 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102.

(4)	Based on the information in a Schedule 13G/A filed as of December 31, 2008. The address of Blackrock is 40 East 52 nd Street, New York, New York 10022.
(5)	Based on the information in a Schedule 13G/A filed as of February 13, 2009. The address of Renaissance Technologies, LLC is 800 Third Avenue, New York, New York 10022.
(6)	Based on the information in a Schedule 13D/A filed by S.A.C. Capital Advisors, LLC (S.A.C.) as of January 5, 2009. S.A.C., certain of its subsidiaries and Steven A. Cohen have shared voting and dispositive power of 1,498,401 such shares. The address of S.A.C. is 72 Cummings Point Road, Stamford, Connecticut 06902.
(7)	Based on information in a Schedule 13G filed as of January 22, 2009. The address of Water Island Capital, LLC is 41 Madison Avenue, Suite 2802, New York, New York 10010.
(8)	Based on information in a Schedule 13G filed as of November 20, 2008. The address of Highbridge Capital Management, LLC. is 9 West 57th Street, 27th Floor, New York, New York 10019.
(9)	Includes 44,953 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009. Of the 27,136 common stock shares, 20,000 are held by the Wilson Family Trust.
(10)	Includes 132,526 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.
(11)	Includes 109,332 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.
(12)	Includes 31,827 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.
(13)	Includes 68,800 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.
(14)	Includes 480,909 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009. Of the 51,864 common stock shares, 2,880 shares are held by his son.
(15)	Includes 34,802 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.
(16)	Includes 13,789 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.
(17)	Includes 40,144 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.
(18)	Includes 13,789 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.
(19)	Includes 20,051 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009. Does not include the shares held beneficially by Amalgamated, the beneficial holder of our Series B preferred stock. Mr. Pope is such holder’s designee to the Board of Directors.
(20)	Includes 21,042 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009. Does not include the shares held beneficially by Amalgamated, the beneficial holder of our Series B preferred stock. Mr. Simmons is such holder’s designee to the Board of Directors.
(21)	Includes 34,802 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.
(22)	Includes 1,046,766 shares subject to options currently exercisable or exercisable within 60 days following April 2, 2009.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Directors and Executive Officers

Set forth below is certain biographical information concerning our current directors and executive officers:

Name	Age	Position(s) Held
Jackson L. Wilson, Jr.	61	Chairman of the Board, Chief Executive Officer and President

Michael J. Berry	46	Executive Vice President, Finance and Accounting, and Chief Financial Officer

Hiten D. Varia	52	Executive Vice President, Chief Customer Officer

Aditya Srivastava	51	Senior Vice President, Chief Technology Officer

John Harvey	44	Senior Vice President and General Counsel

Nancy J. Litzler	54	Senior Vice President, Human Resources

Sanjiv S. Sidhu(1)	51	Director

Stephen P. Bradley, Ph.D.	68	Director

Richard L. Clemmer	56	Director

Lloyd G. Waterhouse	57	Director

David L. Pope(2)	59	Director

Michael J. Simmons	45	Director

J. Coley Clark	63	Director

Richard Hunter	56	Director

(1)	Mr. Sidhu has announced that he does not intend to stand for re-election at our 2009 Annual Meeting of Stockholders.
(2)	Mr. Pope, one of the appointees of R2 Top Hat, Ltd., has announced that he intends to resign as a director following our 2009 Annual Meeting of Stockholders.

Mr. Wilson has served as a director since April 2005. For additional information concerning Mr. Wilson, see the biographical information provided under the caption Proposal 1 – Election of One Class III Director – Board of Directors’ Nominee.

Mr. Berry joined us in August 2005 as Executive Vice President of Finance and Accounting and Chief Financial Officer after having served since April 2005 as Senior Vice President of Solutions Management, Development and Operations of The Reynolds and Reynolds Company, Inc. (“Reynolds and Reynolds”), a provider of software and services to the retail automotive industry. He joined Reynolds and Reynolds in November 2003 as Senior Vice President of Services. From 2001 until November 2003, Mr. Berry served as Executive Vice President/General Manager of Retail and Customer Support of Comdata Corporation, a provider of payment cards and related services to the transportation and retail industries. From 1993 until 2001, he held a number of positions, including Vice President/General Manager, Americas, at Travelers Express Co., Inc. (now MoneyGram International), a provider of payment services to the retail industry.

Mr. Varia joined us in July 1995 as Vice President, Worldwide Consulting and became Executive Vice President, Worldwide Development in July 1998; in 1999, he served as our Executive Vice President and Chief Delivery Officer, and in 2002, he became our Chief Customer Officer. In April 2004, Mr. Varia became an

Executive Vice President and President, Greater Asia-Pacific Region. In 2007, Mr. Varia was named Executive Vice President, Chief Customer Officer.

Mr. Srivastava joined us in 1997 and was promoted to Senior Vice President in January 2002 and designated an executive officer in October 2007. Prior to his time at i2, he worked on artificial intelligence at the Texas Instruments Computer Science Research Laboratory.

Mr. Harvey joined us in March 2001 as Assistant General Counsel. Mr. Harvey was promoted to Vice President and General Counsel in February 2007 and to Senior Vice President in February 2008. Mr. Harvey also serves as the Company’s secretary.

Ms. Litzler began working with i2 Technologies as a consultant in September 2007 and became Senior Vice President, Human Resources in January 2009. Prior to joining i2, she owned an HR consulting and coaching firm, Litzler & Associates. From 1997 to 2006 she served as Senior Vice President Human Resources and Corporate Secretary at Dave & Buster’s Inc. She served as Vice President, Human Resources and other HR roles at Eljer Industries, Inc. from 1989 to 1997. She held various HR roles at ClubCorp and PriceWaterhouse Coopers.

Mr. Sidhu founded i2 Technologies in 1988 and has served on its Board since 1989, serving as Chairman of the Board from 1989 until May 2008. In May 2008, Mr. Sidhu resigned as Chairman of the Board and was appointed the Company’s Chairman Emeritus. In April 2002, Mr. Sidhu assumed the roles of Chief Executive Officer and President until February 2005. He had previously served as our Chief Executive Officer from December 1994 until May 2001.

Dr. Bradley has served as a director since April 2005. Dr. Bradley is the William Ziegler Professor of Business Administration Emeritus and teaches at the Harvard Business School. A member of the Harvard faculty since 1968, Dr. Bradley is also Chairman of Harvard’s Executive Program in Competition and Strategy: Building and Sustaining a Competitive Advantage. Dr. Bradley serves on the board of directors of Ciena Corporation (optical networking systems and software), the Risk Management Foundation of the Harvard Medical Institutions and a private company.

Mr. Clemmer has served as a director since June 2004. He became President and Chief Executive Officer of NXP B.V., a semiconductor company, on January 1, 2009 after serving on its board of directors since 2007. Prior to that, he was a senior advisor to Kohlberg Kravis Roberts & Co., a private equity firm, a position he held from May 2007 to December 2008. He previously served as President and Chief Executive Officer of Agere Systems Inc., an integrated circuits components company that was acquired in 2007 by LSI Logic Corporation, from October 2005 to April 2007. Between June 2004 and October 2005, he was an active partner at Shelter Capital Partners, a private investment fund. Between 2003 and October 2005, he was Chairman and President of Venture Capital Technology LLC, a technology investment and consulting company. From June 2001 through February 2003, he served in a variety of positions at PurchasePro.com, a provider of electronic procurement and strategic sourcing solutions, including Chairman, Chief Executive Officer and Chief Financial Officer. He is also a director of NCR Corporation.

Mr. Waterhouse has served as a director since April 2005. Mr. Waterhouse previously served as President and Chief Operating Officer of Harcourt Education, a division of Reed Elsevier, from September 2006 thru February 2007 and then as its President and Chief Executive Officer from February 2007 to December 2007. Mr. Waterhouse served as Chairman and Chief Executive Officer of Reynolds and Reynolds, a public company providing software and services solutions for automobile retailers, from 2000 thru July 2004. Prior to joining Reynolds and Reynolds in May 1999, Mr. Waterhouse held a variety of positions during his 26-year tenure at International Business Machines Corporation, including serving as general manager of IBM’s e-Business Services unit immediately prior to May 1999. Mr. Waterhouse serves on the board of directors of Atlantic Mutual Insurance, Pennsylvania State University’s Smeal College, ITT Educational Services Inc., and on the board of directors of private companies.

Mr. Pope has served as a director since September 2007. Mr. Pope is currently a partner in Millennium Technology Partners LLP, a Dallas-based consulting firm specializing in supply chain management, which he joined in 2004. From 1981 to 1986 and 1995 to 2003, Mr. Pope was a partner with Accenture Ltd. focusing on supply chain management in the electronics and high-tech industry. He has also served as the Chief Executive Officer and the Chief Financial Officer of several businesses, including a data-recovery and computer forensics firm in the United Kingdom and a US-based semiconductor manufacturer.

Mr. Simmons has served as a director since September 2007. Mr. Simmons is a senior operating partner in the private equity group of Q Investments, L.P., a group of entities associated with Amalgamated Gadget, L.P., and Chief Executive Officer of Q Investments’ energy business. Prior to joining Q Investments in 2007, Mr. Simmons spent 20 years at General Electric Company (“GE”), including serving as Chief Executive Officer of PII Pipeline Solutions. He held executive and operating leadership roles throughout the U.S. and Europe in GE’s pension fund, real estate, finance, energy and oil and gas divisions.

Mr. Clark has served as a director since May 2008. Mr. Clark has been Chairman of the Board and Chief Executive Officer of BancTec, Inc., a global provider of document and payment processing solutions, since September 2004. In 2004, Mr. Clark retired from Electronic Data Systems Corporation (“EDS”) as Senior Vice President and head of the Financial and Transportation Industry Groups, a $3.5 billion global operating organization supporting more than 1,000 customers including Bank of America Corporation, ABN AMRO Bank N.V., Citigroup Inc., Commonwealth Bank of Australia, AMR Corporation and Continental Airlines, Inc. Mr. Clark joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. He was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council, EDS’ top executive team. Mr. Clark previously served on the board of directors of Carreker Corporation (now part of Fiserv, Inc.), a software solutions provider to the financial industry, and FundsXpress, Inc. (now part of First Data Corporation), a provider of internet-based financial products. Mr. Clark is a graduate of The University of Texas at Austin. He served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Mr. Hunter has served as a director since May 2008. Mr. Hunter held a variety of roles with Dell, including Vice President of Dell Inc.’s Global Consumer Services and Support team responsible for consumer customer contact centers in the Americas, Asia-Pacific and Japan, and the Europe-Middle East-Africa regions. Prior to that, Mr. Hunter served as Vice President of Dell America’s Operations in which he managed the day-to-day operations of Dell’s manufacturing and distribution facilities in North and South America. He also led the Americas Remanufacturing and Returns Center Operations, Supply Chain Management, Engineering and Quality and the Environmental Health and Safety groups. Before that, Mr. Hunter held leadership roles in Dell’s portables manufacturing, supply chain management and Austin manufacturing operations organizations. Prior to joining Dell in February 1998, Mr. Hunter worked for General Electric Company, Texas Instruments Incorporation and LM Ericcson Company. He has more than 33 years of experience in high tech, manufacturing operations and supply chain management. Mr. Hunter graduated from the Georgia Institute of Technology with a degree in Mechanical Engineering. He serves on the Georgia Tech College of Computing and Execution Management of International Logistics Advisory Boards. Mr. Hunter also serves on several private boards and is a general partner of Daylight Partners investment group.

Derivative Actions

On March 7, 2007, a purported shareholder derivative lawsuit was filed in the Delaware Chancery Court against certain of our current and former officers and directors, naming the Company as a nominal defendant. The complaint, entitled George Keritsis and Mark Kert v. Michael E. McGrath, Michael J. Berry, Pallab K. Chatterjee, Robert C. Donohoo, Hiten D. Varia, M. Miriam Wardak, Sanjiv S. Sidhu, Stephen P. Bradley, Harvey B. Cash, Richard L. Clemmer, Lloyd G. Waterhouse, Jackson L. Wilson Jr., Robert L. Crandall and i2 Technologies, Inc., alleges breach of fiduciary duty and unjust enrichment in connection with stock option grants to certain of the defendant officers and directors on three dates in 2004 and 2005. The complaint states that those stock option grants were manipulated so as to work to the recipients’ favor when material non-public information about the Company was later disclosed to positive or negative effect. The complaint is derivative in nature and does not seek relief from the Company, but does seek damages and other relief from the defendant officers and directors. We have entered into indemnification agreements in the ordinary course of business with certain of the defendant officers and directors and may be obligated throughout the pendency of this action to advance payment of legal fees and costs incurred by the defendants pursuant to our obligations under the indemnification agreements and/or applicable Delaware law. The Company reached a settlement agreement with plaintiffs, which was approved by the Court on November 6, 2008. The settlement required the Company to adopt certain policies regarding the granting of stock options. These policies were implemented prior to the settlement. The settlement does not require the Company to pay any sum to the plaintiffs except for $200,000 in attorneys’ fees and costs. These costs have been previously accrued and were paid in the fourth quarter of 2008.

On October 23, 2007, a purported shareholder derivative lawsuit was filed in the Delaware Chancery Court against certain of our current and former officers and directors, naming the Company as a nominal defendant. The complaint, entitled John McPadden, Sr. v. Sanjiv S. Sidhu, Stephen P. Bradley, Harvey B. Cash, Richard L. Clemmer, Michael E. McGrath, Lloyd G. Waterhouse, Jackson L. Wilson, Jr., Robert L. Crandall and Anthony Dubreville and i2 Technologies, Inc., alleges breach of fiduciary duty and unjust enrichment based upon allegations that the Company sold its wholly-owned subsidiary, Trade Services Corporation, for an inadequate price in 2005. The complaint is derivative in nature and does not seek relief from the Company, but does seek damages and other relief from the defendant officers and directors. The defendants moved to dismiss the complaint on December 28, 2007. On August 29, 2008, the court granted the motion to dismiss as to all defendants but Mr. Dubreville (one of our former officers).

Shareholder Class Action Lawsuits

On August 11, 2008, two suits were filed in state district court in Texas against (among others) the Company and certain members of its Board of Directors. Each of the two suits sought injunctive relief prohibiting the closing of the sale of the Company’s common stock to an affiliate of JDA Software Group, Inc., and each of the named plaintiffs purported to represent a class of holders of the Company’s common stock. One of the two suits was thereafter dismissed by the plaintiff; the other, styled John D. Norsworthy, on Behalf of Himself and All Others Similarly Situated, v. i2 Technologies, Inc., et al., remains pending in the 134th District Court of Dallas County, Texas. In addition to a restraining order and/or an injunction prohibiting the Defendants from consummating the transaction with JDA Software Group, Inc., Plaintiff Norsworthy seeks rescission of the transaction, declaratory relief, and attorneys’ fees and costs.

On November 5, 2008, the District Court held a hearing on Plaintiff Norsworthy’s motion for a temporary restraining order, and at the conclusion of the hearing denied the motion in its entirety. To date, the Plaintiff has not requested monetary relief other than his attorneys’ fees and costs. Based on the stage of the litigation, it is not known whether he may hereafter do so, nor is it possible to estimate the amount or range of possible loss that might result from an adverse judgment or a settlement of this matter. Despite the termination of the Merger Agreement with JDA Software Group, Inc., the plaintiff has not dismissed nor amended his petition as of the date of this proxy statement.

We maintain directors’ and officers’ liability insurance and our Amended and Restated Bylaws provide for mandatory indemnification of directors to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and certain officers. In addition, our Restated Certificate of Incorporation limits the liability of our directors to us and our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs together with a description of the material factors underlying the decisions which resulted in the 2008 compensation provided to the Company’s Named Executive Officers (“NEOs”) (as presented in the tables which follow this CD&A).

The Compensation Committee

The Compensation Committee of our Board of Directors develops the compensation philosophy and objectives for the Company as a whole, reviews and approves all compensation decisions related to our NEOs and senior executives and generally oversees our compensation programs. The Compensation Committee is comprised solely of independent, non-management members of the Board.

The Compensation Committee’s specific responsibilities include:

•	reviewing, revising and approving an industry specific Peer Group (as defined below) to facilitate appropriate benchmarking comparisons;

•	reviewing and approving annually, at the beginning of each year, the Company’s goals and objectives relevant to the CEO’s compensation for that year;

•

reviewing and approving annually, at the beginning of each year, the individual elements of targeted compensation for the CEO for that year, including base salary, target performance bonus and proposed equity awards and reporting such determinations to the Board of Directors;

•

evaluating annually, at the end of each year, the CEO’s performance in light of the goals and objectives previously identified as being relevant to the CEO’s compensation for that year, and determining the CEO’s final compensation level based upon this evaluation and other relevant information;

•	reviewing the CEO’s recommendations with respect to the individual elements of total compensation for the NEOs other than the CEO and approving such individual elements of compensation;

•	reviewing with the CEO matters relating to management succession, including compensation related issues;

•

making recommendations to the Board regarding all employment agreements, severance agreements, change in control provisions and agreements and any special supplemental benefits and/or perquisites applicable to the NEOs; and

•

reviewing and discussing with management the disclosures made in the Compensation Discussion and Analysis prior to filing the Company’s Annual Proxy Statement for the annual meeting of stockholders, and recommending to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Philosophy and Objectives

The Company’s compensation philosophy and objectives are designed to provide an incentive for NEOs to create shareholder value in both the short and long-term through growth of our cash flow and earnings. In order to achieve this objective, our executive compensation program is designed to provide competitive base salaries, performance bonuses and equity award programs to attract, retain and motivate top talent. Our compensation programs are designed to reward performance. Annual goals are established by the Compensation Committee at the beginning of each year for the current year’s performance bonus. Equity awards focus on long term Company goals and retention of NEOs and other key employees. Goals may be adjusted periodically at the discretion of the Compensation Committee based on market or other conditions. Our compensation programs help to align the priorities and performance of our NEOs with the Company’s priorities and strategies, as they may vary from year to year. NEO retention and their continued focus on both short and long-term goals was an integral part of setting 2008 compensation objectives by the Compensation Committee. In 2008, the Company experienced many challenges including the Strategic Review Committee’s ongoing work to review strategic options, the proposed and terminated merger with JDA Software Group, Inc., the slowing global economy, and the change in CEOs.

The Compensation Committee approved the following financial targets and goals for the NEOs for 2008: the Company’s pro forma operating income, cash flow from operations, total bookings and the individual’s performance goals applicable to his or her role on the management team. These goals and priorities were selected because they represented the greatest potential for tying NEO compensation to long-term interests of our shareholders. Each NEO was held accountable for the success of our corporate performance.

The Compensation Committee has the authority to engage independent executive compensation consultants, outside counsel and other advisors on all matters related to the compensation of NEOs and other senior executives. On October 15, 2007, PricewaterhouseCoopers, LLP (“PwC”) was engaged by the Compensation Committee to serve as the Compensation Committee’s consultant and advisor. PwC takes direction from and reports directly to the Compensation Committee. The Compensation Committee has the sole authority to terminate PwC’s services.

Setting Executive Compensation Targets

PwC presented to the Compensation Committee published survey data derived from the Aon Radford Executive Compensation Report for each NEO job to validate the findings from the Peer Group’s public disclosures and, in some instances, increase the number of comparable matches for a NEO job.

We use benchmarking to compare our NEOs’ compensation to our competitive Peer Group. For benchmarking purposes, the Compensation Committee approves a technology industry-specific group of peer companies (collectively, the “Peer Group”) with which it competes for executive talent. In 2008, we began with the list of the same Peer Group as in 2007 and then removed companies no longer in existence or no longer comparable to the Company in terms of revenue or due to industry consolidation. As a result, the group was reduced from 29 companies to the following 21 companies: Agile Software, Ariba, Borland Software, CACI International, Emageon, Entrust, Informatica, Interwoven, JDA Software Group, Inc., Manhattan Associates, Inc., Mentor Graphics, NCI, Open Text, Pegasystems, Perot Systems, Quest Software, Sapient Corp., S1 International, Tibco Software, Vignette and Webmethods.

Base salaries and target performance bonuses (collectively, on target earnings, or “OTE”) are determined on an annual basis at the beginning of each year. Based on the Peer Group used in 2008, the executive base salaries and target performance bonuses were in line with the median percentile. A slightly higher OTE percentile for some NEOs was primarily the result of the tenure of some executives as well as our strong need to retain and motivate our NEOs.

The Compensation Committee, at its January 2009 meeting, decided that no base salary increases for NEOs would be made for 2009. At the same meeting, the Compensation Committee decided to standardize the performance bonus targets for NEOs, with Executive Vice Presidents set at 65% of base salary and Senior Vice Presidents at 45% of base salaries.

NEO	Title	Base Salary Percentile	OTE Percentile
Mr. Wilson (1)	Chairman, Chief Executive Officer, President	56%	70%
Mr. Berry	EVP, Chief Financial Officer	63%	69%
Mr. Varia	EVP, Chief Customer Officer	88%	100%
Mr. Srivastava	SVP, Chief Technology Officer	67%	71%
Mr. Harvey	SVP, General Counsel	57%	53%
Mr. Chatterjee (2)	Former Chief Executive Officer	49%	53%

(1)

Mr. Wilson assumed the Chief Executive Officer and President positions during the fourth quarter of 2008. The base salary and OTE percentiles are based on the 2008 Peer Group for his role as Executive Chairman of the Board.

(2)	Mr. Chatterjee’s employment was terminated effective December 31, 2008.

The Company grants long-term equity awards to the NEOs based on shares of the Company’s common stock. The Company does not grant long-term cash-based incentives to the NEOs. Our equity awards are designed to reward our NEOs for their past performance and their expected future impact on the Company, and as the Company succeeds, are also designed to reward them for their continued contributions to Company success, thus aligning the NEOs’ long-term incentive with the Company’s shareholders. Equity grants are also used for key employee retention purposes.

The Company has or may grant the following types of equity awards to the NEOs: (i) options to purchase shares of the Company’s common stock which vest at grant, vest based on continuous employment for a specified period of time after grant, or vest based on performance relative to objectives typically established at grant (collectively, “Stock Options”), (ii) the right to receive, through grants of restricted stock units, shares of stock in the future which vest based on continuous employment for a specified period of time after grant (“RSUs”), or (iii) the right to receive shares of stock in the future which vest based on continuous employment for a specified period of time after grant and achieving the specified performance criteria (“Performance RSUs”).

During the past few years, our general practice has been to grant Stock Options in February and RSUs in August. Beginning in 2009 it is anticipated that the Company will limit any new grants of RSUs to one time per year. The Company has implemented an Equity Compensation Awards Policy for granting equity awards to NEOs. Pursuant to this Policy, the Compensation Committee reviews NEO equity award recommendations at its quarterly Compensation Committee meetings. The independent executive compensation consultants present recommendations to the Compensation Committee based on data collected from Peer Group equity awards and survey data. The Compensation Committee then considers these grant recommendations for the NEOs after evaluating the market findings, the value of each NEO to the Company, unvested holdings, retention concerns and each NEO’s performance and contributions toward the Company’s long-term success. The Company grants approved NEO equity awards on the third Monday of the second month of the quarter (which is outside of a blackout period).

In January 2009, the Compensation Committee amended its Equity Compensation Awards Policy. Pursuant to the amended Policy, all NEO, retention, key contributor and other equity awards in the form of RSUs may now be granted at the next regularly scheduled monthly grant date immediately following the date the RSUs are approved for grant. However, Stock Options which have been approved for grant will continue to be granted on the third Monday of the second month of the quarter (to ensure that Stock Options are granted and priced outside of a black-out period). Effective in January 2009, the Company will allow net-share settlement to pay for taxes related to vesting of RSUs.

In January 2008, the Compensation Committee approved Stock Option grants to be awarded to all NEOs in February 2008. The Compensation Committee implemented a grant-date fair value approach versus number of shares to determine Stock Option grant size. PwC provided Peer Group and survey data based recommendations for individual NEO grant size determination.

In May 2008, the Company granted retention RSUs to key employees including the NEOs. In addition, in May 2008, Stock Options were granted to Mr. Chatterjee for his appointment as CEO and to Mr. Wilson for his appointment as Executive Chairman of the Board of Directors.

Our plan allows for repricing of Stock Options. We currently do not have a policy for adjusting or recovering awards if Company results are restated or otherwise adjusted, though the Company may consider this in the future.

We generally provide perquisites to our NEOs only in special situations, such as relocation or expatriate assignments as detailed in the appropriate sections below under “Individual Elements of NEO Compensation” and “Individual NEO Compensation Detail.” Offering perquisites is generally not a part of our compensation philosophy.

Role of Executive Officers in Compensation Decisions

The Compensation Committee approves compensation for NEOs (other than the CEO) after considering performance assessments and compensation recommendations provided by the CEO. No NEO, except the CEO, has a role in determining the compensation of any of the other NEOs. The CEO generally attends regularly scheduled quarterly Compensation Committee meetings, but is not present for the executive sessions or for any discussion of his own compensation. With respect to the CEO’s compensation, the independent compensation consultant provides competitive data to the Compensation Committee regarding the benchmarking of CEO compensation against the Peer Group. The Compensation Committee then determines the CEO’s annual compensation. The CEO is not involved in the determination of his own annual compensation.

Individual Elements of NEO Compensation

Our NEOs are compensated through base salary, performance bonus, equity awards and certain perquisites. These elements were chosen through analysis of our Peer Group and specifically designed to attract and retain quality executives. Annual compensation decisions regarding each element take into account each NEO’s performance during the year and individual goals. Specific goals and equity grants will be outlined in the appropriate sections below.

Base Salaries

Base salaries are determined annually, at the beginning of each year, based on the performance of the NEO against the plan for the prior year, a review of the benchmarking data referred to under “Setting Executive Compensation Targets” above and an assessment of the difficulty of hiring a replacement employee into the position held by the NEO should he or she elect to leave the Company.

In January 2008, PwC presented Peer Group and survey information to the Compensation Committee and advised the Compensation Committee on NEO base salaries. Mr. Sidhu recommended Mr. Chatterjee’s base salary and Mr. Chatterjee recommended the base salary increases for the other NEOs. The Compensation Committee approved the following increases. Mr. Harvey was promoted to senior vice president effective February 1, 2008.

NEO	TITLE	2007 Base Salary	2008 Base Salary	% Increase
Mr. Wilson (1)	Chairman, Chief Executive Officer, President	n/a	$500,000	n/a
Mr. Berry	EVP, Chief Financial Officer	$325,000	$339,700	4.5%
Mr. Varia	EVP, Chief Customer Officer	$236,250	$300,000	27.0%
Mr. Srivastava	SVP, Chief Technology Officer	$272,700	$285,000	4.5%
Mr. Harvey	SVP, General Counsel	$230,000	$253,000	10.0%
Mr. Chatterjee	Former Chief Executive Officer	$367,500	$450,000	22.4%

(1)	Prior to May 2008, Mr. Wilson was a non-employee Director. Compensation related to his Director fees is shown in the “Non-Management Directors’ Compensation” section. Mr. Wilson became Executive Chairman in May 2008 with a base salary of $200,000. In December 2008, Mr. Wilson became CEO and President, in addition to his role as Chairman of the Board, and his base salary was increased to $500,000.

Performance Bonus

Performance bonus targets are determined annually, at the beginning of each year, after the Compensation Committee has reviewed the benchmarking data referred to under “Setting Executive Compensation Targets” above. We continue to be directed by the following guiding principles approved by the Compensation Committee in early 2006 for setting the performance bonus targets for our NEOs:

•	standardize the compensation programs for all NEOs to the greatest extent possible, while still driving functional and individual performance measurement;

•

align corporate level performance with specific group performance, so that performance bonuses would not be awarded, absent extraordinary circumstances, in the event that only a specific group’s performance goals were attained or only corporate goals of the Company were attained;

•	reflect a proper mix of financial and non-financial goals; and

•

ensure the programs are structured to pay only for performance, so that bonuses would not be paid to a NEO who did not attain his or her respective performance targets and that no bonus would be paid to a NEO who did not attain at least the threshold (or minimum acceptable) level of performance the Company has established with respect to his or her respective performance targets, thereby ensuring that a significant proportion of pay for our NEOs is at risk and variable.

As Executive Chairman, Mr. Wilson’s total compensation for that position did not include a bonus component. His target bonus was added when he also became CEO and President. While still a member of the Board, Mr. Wilson did not receive Director Fees as either Executive Chairman or CEO, President and Chairman. Mr. Berry’s target bonus was determined at his time of hire in 2005 based on Peer Group and market data as well as the breadth and depth of his education and experience and was included as a provision in his employment agreement. Mr. Srivastava’s target bonus was designed to provide a strong performance incentive to achieve R&D results important to the growth of the Company and is also part of a legacy of other roles he has held with the Company. Mr. Harvey’s target bonus was based on market data at the time of his appointment to General Counsel at his previous level of vice president. No adjustment to his target bonus was made at the time of his promotion to senior vice president. In 2008, the method for determining bonus targets for NEOs varied. The Compensation Committee had determined it would not make substantial changes to standardize bonus targets at a time when NEO retention was so critical. In January 2009, NEO target bonus percentages were standardized to provide similarly situated NEOs the same target bonus percent for 2009 and later years.

The achievement criteria relative to each NEO’s performance bonus target are developed annually by management, reviewed by the compensation consultants and recommended to the Compensation Committee for its approval at its January meeting. The achievement criteria are designed to drive behaviors consistent with particular corporate objectives as well as each NEO’s unique role and responsibility within the Company. The Compensation Committee believes that selecting such criteria and monetarily rewarding the attainment of such objectives provides the greatest opportunity for our performance bonus program to maximize shareholder value. These criteria are subject to adjustment by the Compensation Committee during the year. Performance against these criteria is measured as of the end of the year, and the actual performance bonuses approved by the Compensation Committee are normally paid in the following February.

For 2008, the Compensation Committee approved the following performance bonus targets for the NEOs:

	Title	Target Bonus % of Base or Amount		Target Bonus Attributable to:
NEO				Corporate Wide Performance Factors		Individual Strategic Goals
Mr. Wilson	Chairman, Chief Executive Officer, President	100	%(1)	100	%(1)	0	%(1)
Mr. Berry	EVP, Chief Financial Officer	50%		75%		25%
Mr. Varia	EVP, Chief Customer Officer	83%		75%		25%
Mr. Srivastava	SVP, Chief Technology Officer	55%		75%		25%
Mr. Harvey	SVP, General Counsel	40%		75%		25%
Mr. Chatterjee	Former Chief Executive Officer	100%		100%		0%

(1)	Effective December 17, 2008. No bonus prior to that date.

When the Compensation Committee adopted its guiding principles for setting the performance bonus thresholds and targets for our NEOs in early 2008, it also defined specific parameters for the approval of actual performance bonuses under the program. The Compensation Committee may:

•

provide for a +/-30% subjective performance modifier in a NEO’s performance bonus amount (other than the CEO’s own performance bonus) based on the CEO’s subjective assessment of the individual contribution of such NEO to the Company and attainment of individual strategic objectives.

•

limit any payout resulting from the achievement of NEOs’ individual strategic goal achievement as deemed to be appropriate based on overall Company financial performance. The Compensation Committee believes that this ties individual performance to the overall performance of the Company and shareholder value; and

•

cap each performance bonus at the lesser of $1 million or the individual targets as described above. The Compensation Committee believes it is important to place a known upper limit on potential payouts under the bonus program to the NEOs, so that the Company and its shareholders would be able to determine the maximum exposure under the Company’s NEO performance bonus program.

Components of NEO 2008 Performance Bonuses

I. Corporate Wide Performance Factor

100% of CEO bonus factor

75% of all other NEO’s bonus factor

	In Millions,
Financial Results:
Overall Company Results	Weight	Goal	Actual	% Achieved	Payout
Pro forma Operating Income (1)	33%	$44.1	$40.5	92%	30%
Cash Flow from Operations (2)	33%	$20.2	$114.5	200%	67%
Total Bookings (3)	33%	$279.2	$226.4	81%	27%
Corporate Wide Performance Factor					124%

II. Individual Goals

Individual goals were paid at 100% for all NEOs. This was determined by the Compensation Committee to be appropriate in light of the proposed and terminated merger with JDA Software Group, Inc., and was a reward to the NEOs for leading employees through a difficult period of time in 2008 and for maintaining morale and enabling the Company to retain key employees.

(1)	Proforma Operating Income is defined as operating income excluding the effects of stock option expense, non-operating legal expense, restructuring charges, amortization of intangibles, and other one-time non-recurring items.
(2)	Cash Flow from Operations is per GAAP financial statements; metric was capped at 200% by the Compensation Committee.
(3)	Bookings is defined as the total value of non-contingent fees payable to the Company pursuant to the terms of duly executed contracts.

For 2008, the Compensation Committee approved under the advisement of PwC, the following performance bonuses for the NEOs:

Performance Bonus Payments in 2009 for 2008 Results

NEO	Payment for Corporate Performance and Individual Goals	Compensation Committee/CEO Discretionary Bonus (+/-30%)	Other Discretionary Bonus	Total Performance Bonus	Bonus as a % of Target
Mr. Wilson (1)	$25,410			$25,410	124%
Mr. Berry (2)	$200,423	$49,577		$250,000	147%
Mr. Varia	$295,000			$295,000	118%
Mr. Srivastava	$184,965			$184,965	118%
Mr. Harvey (3)	$119,416		$125,000	$244,416	241%
Mr. Chatterjee	$558,000			$558,000	124%

(1)	The Company paid 124% of target on a prorated base adjusted from $500,000 to $25,410 for Mr. Wilson’s 15 days as CEO during 2008. The CEO’s bonus is based 100% on Corporate Wide Performance Factors
(2)	The Compensation Committee approved a discretionary bonus for Mr. Berry for his extensive work supporting the Strategic Review Committee’s efforts as well as his work related to the proposed and terminated merger with JDA Software Group, Inc.
(3)	The Compensation Committee paid Mr. Harvey a discretionary bonus of $125,000 for leading the successful intellectual property litigation against SAP and receiving an $83.3 million settlement for the Company.

Individual Goals were paid at 100% of target for all participants of the bonus plan including the named NEOs. This amount had been previously communicated to all participants in conjunction with the planned close of the merger with JDA Software Group, Inc. and the planned prorata payment of these bonuses.

Equity

At its January meeting each year, the Compensation Committee reviews and approves an Equity Share Budget for the year. In January 2008 and January 2009, the Compensation Committee approved a budgeted number of shares that may be awarded in each year through Stock Options and RSUs. The Compensation Committee reviews and approves annual executive and non-executive grant guidelines as well as the guidelines for non-executive new-hire and key performer grants.

In January 2008, PwC recommended the Compensation Committee convert to granting stock awards based on a target grant date fair value approach from its current practice of granting a target number of shares and set target grant date fair values at the 50th percentile of market. PwC calculated the Black-Scholes valuation to be estimated at 55% of Fair Market Value or approximately $6.86/share. They also calculated the Black-Scholes valuation for the 2007 grants for comparative purposes. They then reviewed the Peer Group and survey data to determine their recommendation for each NEO. PwC provided the Compensation Committee with a minimum and target recommendation for each position for the Compensation Committee’s consideration. The Compensation Committee granted the minimum level grant for Mr. Chatterjee due to his heavily weighted base salary and bonus for 2008 and awarded the target level grants for the remainder of the NEOs.

The Compensation Committee approved the grants of Stock Options listed below from the 1995 Stock Option/Stock Issuance Plan to the NEOs at the next regularly-scheduled grant date, which was February 19, 2008, with the fair market value per share of the Company’s common stock being equal to the closing selling price on the business day of the grant date.

Stock Option Grants to NEOs
	Number of Options Granted	Black-Scholes Estimated Value
Mr. Chatterjee	52,910	$362,883
Mr. Berry	36,760	$252,118
Mr. Varia	29,410	$201,708
Mr. Srivastava	22,060	$151,298
Mr. Harvey	22,060	$151,298

The options have a maximum term of ten years measured from the Grant Date, subject to earlier termination following the NEOs’ cessation of service to the Company. The NEOs shall vest in their option shares under i2’s Standard Vesting Schedule for Stock Option grants, which is as follows: one percent (1%) of the option shares upon grant, twenty-four percent (24%) of the option shares upon completion of the first year of service measured from the Grant Date and the balance of the option shares pro rata over a thirty-six month period thereafter.

In May 2008, the Compensation Committee awarded the Stock Options and RSUs to key employees, including the Stock Options and RSUs awarded to NEOs listed below, for retention purposes in conjunction with the naming of Mr. Wilson as Executive Chairman, Mr. Chatterjee as CEO and the ongoing SRC activities:

Mr. Jackson L, Wilson, Jr.	30,000 RSUs	80,000 Stock Options
Mr. Pallab Chatterjee	45,000 RSUs	200,000 Stock Options
Mr. Michael J. Berry	30,000 RSUs
Mr. Hiten D. Varia	27,000 RSUs
Mr. Aditya Srivastava	15,000 RSUs
Mr. John Harvey	15,000 RSUs

Each of the aforementioned RSU awards shall vest with respect to one-third of the shares upon the NEO’s completion of six months of employment from the Grant Date, one-third of the shares upon the NEO’s completion of twenty-four months of employment from the Grant Date, and the remaining one-third of the shares upon the NEO’s completion of thirty-six months of employment from the Grant Date. The Stock Options will vest according to i2’s Standard Vesting Schedule for Stock Option grants.

The Compensation Committee approved on December 16, 2008 and granted on February 17, 2009 the following performance-based RSUs to Mr. Wilson and Mr. Berry.

	No. of RSUs	Fair Market Value at December 15, 2008
Mr. Jackson L. Wilson, Jr.	160,513	$1,000,000
Mr. Michael J. Berry	80,256	$500,000

The Compensation Committee made these grants to provide Mr. Wilson and Mr. Berry with the additional performance driven incentive to focus on the Company’s client-centered and cost saving initiatives following the proposed and terminated merger with JDA Software Group, Inc. The Compensation Committee’s desired goal is to have an equity grant vest when the performance objectives are achieved within a two year period. Mr. Wilson and Mr. Berry must remain in the service of the Company in order to continue to have the opportunity to vest in their long term equity as long as the performance goals are met. Mr. Wilson may remain in service as a Director or an Employee in order to meet this vesting requirement.

The performance RSUs granted to Mr. Wilson and Mr. Berry shall vest in full upon a Change in Control or upon completion of the following as determined at the sole discretion of the Compensation Committee on or before December 31, 2010.

•	Selection and development of a high performing management team resulting in less involvement by the Board in operational matters;

•	Improved shareholder relations;

•	Development within the Company of a culture of teamwork;

•	Improvement in employee morale;

•	Achievement of scale and sustainability of the Company through:

•	Development of an agreed upon strategy

•	Succession planning

•	Growth of revenue and profit through acquisition, merger or the addition of a product line.

Nonrecurring Performance RSU Grant

The Compensation Committee approved the issuance of a non-recurring performance RSU grant to each of our NEOs in February 2007, as well as other key employees, to mitigate the risk of losing these key employees in the event of a change in CEO or other strategic initiatives that the Board may consider. The Performance RSU grant was eligible to vest as to 33% of the shares on February 19, 2009, subject to the Company’s Earnings per Share (EPS) as of the close of the 2008 calendar year increasing by 40% or more over the 2006 calendar year EPS. The Compensation Committee considered the following factors when reviewing the Company’s EPS performance:

•	GAAP EPS was $3.99 in 2008 vs. $0.82 in 2006, an increase of 487%;

•

The GAAP EPS amount included the SAP settlement payment in July 2008. Targeting Intellectual Property infringement was part of the Company’s objectives and part of the overall strategy when this RSU performance grant was established; and

•

The GAAP EPS amount included the net impact of the termination fee paid by JDA Software Group, Inc. in December 2008. The Company was governed by the terms of the merger agreement with JDA Software Group, Inc. for several months of 2008 and the Company’s key employees were distracted by the work involved in the acquisition.

Based on the above factors, in January 2009, the Compensation Committee determined the performance criteria for EPS growth were met for the first tranche of the February 2007 RSU grant and one-third of the Performance RSUs would vest on February 19, 2009. Compensation cost for the vested portion of the Performance RSU award is included in the accompanying schedule.

The remaining two-thirds of the Performance RSU grant shares are scheduled to vest on February 19, 2010, subject to the Company’s EPS as of the close of 2009 calendar year increasing by 60% or more over the 2006 calendar year EPS. Based on the Company’s current assessment that the achievement of the performance measures required for vesting of this portion of the Performance RSU grant (GAAP EPS of $1.31) is not probable due to the Company’s current expectations for 2009 GAAP EPS, the Company has not recorded compensation expense for this portion of the award in its 2008 annual financial statements. Accordingly, no compensation cost is reflected in any of the tables in the CD&A for this portion of the award

Perquisites

Generally, our philosophy is to not offer perquisites unless we are attracting a new executive, relocating a new or existing executive, or as part of an expatriate agreement. These perquisites are described in detail in the “Individual NEO Compensation Detail” and the “Former NEO’s Individual Compensation Detail” sections below.

In 2008, the Compensation Committee approved that NEOs receive a company-paid annual physical at the Cooper Clinic in Dallas. Based on information provided by PwC, the Compensation Committee determined that this is a market-typical executive perquisite, and may actually result in reduced costs if a preventable medical condition is diagnosed early for treatment. The cost of the examination is taxable income to the NEOs. In 2008, none of the NEOs expensed annual physicals.

Retirement Plans

The only retirement plan which the Company offers is a 401(k) plan. The i2 Technologies, Inc. 401(k) Savings Plan includes a 100% match of the first 3% of compensation contributed to the Plan, subject to IRS limitations. NEOs may participate under the same parameters as all other employees. The Company matching contribution for NEOs participating in the plan was: Mr. Chatterjee, $6,900; Mr. Berry, $6,900; Mr. Varia, $6,900; Mr. Srivastava, $6,723; and Mr. Harvey $3,824.

Indemnification Agreements

We have entered into indemnification agreements with all of our executive officers. We maintain directors and officers’ liability insurance and our Amended and Restated Bylaws provide for mandatory indemnification of officers to the fullest extent permitted by Delaware law.

Post-Termination Agreements and Change in Control Agreements

NEOs are entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment other than for Cause (as defined in the applicable agreement). This includes terminations occurring within a certain period of time following a change in control. The Compensation Committee believes the post-termination arrangements are in the best interest of the Company and its shareholders to ensure that the Company will have the continued dedication of the NEOs, notwithstanding the possibility, threat or occurrence of the termination of the NEOs’ employment in connection with a change in control, change of CEO or other strategic initiatives that the Board or the CEO may consider. Prior to the Compensation Committee approving the NEO post-termination agreements, PwC provided Peer Group market practices and competitive factors for the Compensation Committee’s consideration. The agreements also set a financial cap for the Company’s potential liability related to NEO severance.

On February 25, 2008, we entered into Executive Retention Agreements with all of the NEOs at the time.

Under the terms of the February 2008 Executive Retention Agreement, if the Company terminates the NEO other than for Cause (as defined in the applicable agreement), or the NEO terminates for Good Reason (as defined in the applicable agreement and in compliance with Section 409A Safe Harbor Regulations of the Code governing deferred compensation), the Company will pay the NEO one year of base salary and on-target bonus, paid in one lump sum within 60 days of termination. The NEO will also receive one year of COBRA payments, paid in one lump sum within 60 days of termination. All unvested equity awards will accelerate and become immediately exercisable in the event of the NEOs’ termination without Cause or if certain NEOs resign for Good Reason (as defined in the applicable document). The severance payments and benefits defined in the Executive Retention Agreements are not payable if the NEO submits his or her resignation for other than Good Reason (as defined in the applicable agreement). The above payments are limited under Section 280G(b)(2) of the Code governing parachute payments, to the greater of (i) the amount of those payments which would not cause any excise tax imposed under Code Section 4999 to be payable on the payments and benefits provided, or (ii) the amount which yields the NEO the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided. The Executive Retention Agreement superseded all prior employment agreements with the NEO party thereto.

On May 23, 2008, the Company entered into an Amended and Restated Executive Retention Agreement with Mr. Chatterjee allowing him to receive severance benefits as a result of a single trigger provision and to leave the Company upon a Change in Control without the necessity of Good Reason as defined in his previous Retention Agreement.

In May 2008, we entered into an Employment Agreement with Mr. Wilson when he was named Executive Chairman. This agreement contained no post-termination benefits. In January 2009, the Company entered into an Employment Agreement with Mr. Wilson that superseded the previous Employment Agreement with him. The agreement contains the same provisions for severance payments and continuation of certain benefits upon certain terminations of employment other than for Cause or if he terminates for Good Reason as the other NEOs described above. However, Mr. Wilson has an additional provision in his agreement where he may also terminate his employment with the Company within thirty (30) days following a Change in Control and receive the severance benefits. Under the terms of the January 2009 agreement, the Company will pay Mr. Wilson one year of base salary and on-target bonus, paid in one lump sum within 60 days of termination. The NEO will also receive one year of COBRA payments, paid in one lump sum within 60 days of termination. All unvested equity awards will accelerate and become immediately exercisable in the event of the NEOs’ termination without Cause or the NEO resigns for Good Reason (as defined in the applicable document). The above payments are limited under Section 280G(b)(2) of the Code governing parachute payments, to the greater of (i) the amount of those payments which would not cause any excise tax imposed under Code Section 4999 to be payable on the payments and benefits provided, or (ii) the amount which yields the NEO the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided.

Except for Mr. Wilson’s Employment Agreement, his May 2008 option to purchase 80,000 shares and the performance RSU’s issued to Mr. Wilson and Mr. Berry, there are no provisions in any of the current NEO’s agreements for acceleration of equity awards solely upon a Change in Control, provided the awards are assumed by the successor entity, or replaced with a cash incentive program, which preserves the Fair Market Value of the awards. Mr. Wilson’s Employment Agreement provides that all of the RSU grants currently issued to him as an employee will accelerate upon a Change in Control. Mr. Wilson’s grants issued while a Board member under the Automatic Grant Program of the 1995 Stock Option Plan will also accelerate upon Change in Control. Mr. Wilson has two stock option awards issued under the 1995 Plan, which do not have this provision and will not accelerate upon a Change in Control The Performance RSUs issued to Mr. Wilson and Mr. Berry on February 2009 accelerate upon a Change in Control.

Individual NEO Compensation Detail

Mr. Jackson L. Wilson, Jr.

Prior to May 2008, Mr. Wilson served as a non-employee member of the Board. Effective May 21, 2008, Mr. Wilson was named Executive Chairman and in connection therewith, the Company and Mr. Wilson entered into an Employment Agreement. Mr. Wilson received a $200,000 annualized base salary with no bonus component to his compensation. At that time, Mr. Wilson became entitled to participate in all health and welfare benefits generally available to other executives of the Company.

On May 19, 2008, Mr. Wilson was granted an option to purchase 80,000 shares of the Company’s common stock with an exercise price equal to the fair market value per share of common stock on the grant date. The options vest according to i2’s Standard Vesting Schedule for Stock Option grants and will have a term of ten years measured from the grant date subject to earlier termination upon Mr. Wilson’s termination of employment. In the case of a Change in Control as defined in the May 2008 Employment Agreement, the option, to the extent outstanding, shall become exercisable for all the shares and the option as so accelerated will remain exercisable for a period of one year following the Change in Control.

Also, on May 19, 2008, Mr. Wilson was granted 30,000 RSUs. This RSU award shall vest with respect to one-third of the shares upon Mr. Wilson’s completion of six months of employment from the Grant Date, one-third of the shares upon Mr. Wilson’s completion of twenty-four months of employment from the Grant Date, and the remaining one-third of the shares upon Mr. Wilson’s completion of thirty-six months of employment from the Grant Date. In the case of a Change in Control as defined by the Employment Agreement, these RSUs will become fully vested.

Effective December 17, 2008, Mr. Wilson was named Chief Executive Officer and President of the Company and replaced Mr. Chatterjee. The Compensation Committee approved the increase of his annual base compensation to $500,000 and approved a target bonus for Mr. Wilson at 100% of base compensation based on survey and Peer Group data presented by PwC. This compensation represented Mr. Wilson’s seasoned executive experience required during the difficult challenges facing the Company.

In January 2009, the Compensation Committee approved a 2008 annual bonus for Mr. Wilson of $25,410. The bonus was paid based on 124% of target on a prorated base adjusted from $500,000 to $25,410 for the 15 days he served as CEO during 2008. The CEO’s bonus is based 100% on Corporate Wide Performance Factors.

Also in January 2009, Mr. Wilson entered into the Employment Agreement described in the Post-termination Agreements section above, which superseded all prior employment agreements with Mr. Wilson, including the May 2008 agreement. In the case of a Change in Control as defined in the Employment Agreement, all RSUs and Stock Options granted to Mr. Wilson will accelerate in full.

On February 17, 2009, Mr. Wilson was granted 160,513 RSUs (a value of $1,000,000 using the Company’s $6.23 share price on December 15, 2008). The performance based RSUs shall vest as described in the Equity section above.

Mr. Michael J. Berry

Mr. Berry serves the Company as Executive Vice President and Chief Financial Officer. In January 2008, Mr. Berry’s base compensation was increased from $325,000 to $339,700, a 4.5% increase. In January 2009, the Compensation Committee approved a performance-based annual bonus for Mr. Berry of $250,000 for the 2008 fiscal year. Mr. Berry was evaluated as achieving 124% of the 2008 Corporate Wide Performance Factors and 100% of his Individual Goals. Mr. Berry’s bonus was determined by attributing a 75% weighting to his Corporate Wide Performance Factors evaluation and a 25% weighting factor to his Individual Goals evaluation. The Compensation Committee also awarded Mr. Berry a discretionary bonus of $49,577 for 2008 for his extensive work supporting the Strategic Review Committee’s efforts as well as his work related to the proposed and terminated merger with JDA Software Group, Inc. For 2009, the Compensation Committee increased Mr. Berry’s target bonus with the recommendation of PwC from 50% of base salary to 65%.

In February 2008, the Compensation Committee approved a grant of Stock Options to Mr. Berry of 36,760 shares with an estimated Black-Scholes value of $250,000 from the 1995 Stock Option/Stock Issuance Plan at the next regularly-scheduled grant date, which was February 19, 2008, with the fair market value per share of the Company’s common stock being equal to the closing selling price on the business day of the Grant Date. The options vest according to i2’s Standard Vesting Schedule for Stock Option grants and have a maximum term of ten years measured from the Grant Date, subject to earlier termination following Mr. Berry’s cessation of service to the Company.

In May 2008, the Compensation Committee awarded RSUs to key employees, including Mr. Berry for retention purposes. Mr. Berry received a grant of 30,000 RSUs. These RSUs shall vest with respect to one-third of the shares upon Mr. Berry’s completion of six months of employment from the Grant Date, one-third of the shares upon Mr. Berry’s completion of twenty-four months of employment from the Grant Date, and the remaining one-third of the shares upon Mr. Berry’s completion of thirty-six months of employment from the Grant Date.

Pursuant to the terms of his employment agreement when he joined the Company in 2005 and amended in February 2007, Mr. Berry was required to forfeit all or some of such common stock, and to reimburse the Company for all or some of the relocation expenses previously paid by the Company if he voluntarily terminated his employment with the Company within three years of his hire date. This provision expired on August 16, 2008.

In February 2008, Mr. Berry entered into the Executive Retention Agreement as described in the Post-termination Agreements section above except that Mr. Berry’s agreement was modified to provide for those sections related to relocation described above. That agreement superseded all prior employment agreements with Mr. Berry.

In May 2008, Mr. Berry’s February 2008 Executive Retention Agreement was amended allowing Mr. Berry to terminate his employment other than for Good Reason any time after November 14, 2008 and in that case the Company would pay Mr. Berry a severance amount of $300,000 in a lump sum within 30 days of his termination. At its December 16, 2008 meeting, the Compensation Committee decided to further amend Mr. Berry’s Executive Retention Agreement to remove the May 2008 provision allowing Mr. Berry to terminate his employment for other than Good Reason and receive a severance amount of $300,000. On January 26, 2009, the Company and Mr. Berry entered into an amendment to Mr. Berry’s Executive Retention Agreement that deleted the provision added in May 2008. In consideration for removing this clause from his agreement, Mr. Berry received a $300,000 cash payment in February 2009.

On February 17, 2009, Mr. Berry was granted 80,256 RSUs (a value of $500,000 using the Company’s $6.23 share price on December 15, 2008). The RSUs shall vest upon completion of the same criteria for vesting for Mr. Wilson’s February 17, 2009 grant, including acceleration upon a Change in Control.

Mr. Hiten D. Varia

Mr. Varia is Executive Vice President, Chief Customer Officer for the Company. During the annual merit review process in January 2008, Mr. Varia’s base compensation was increased from $236,250 to $300,000, a 27% increase based on his increased responsibility as CCO for all regions. His target bonus was increased to $250,000 or 83% of his base salary. For 2009, the Compensation Committee decreased Mr. Varia’s target bonus with the recommendation of PwC from 83% of base salary to 65%.

Mr. Varia is serving as an expatriate in Singapore. As part of his compensation package in 2008, Mr. Varia received a foreign housing allowance package of $161,879, transportation benefits of $16,078, relocation benefits of $3,647 and reimbursement of $31,915 for his children’s education in Singapore. In addition, he received country taxes and a tax gross-up for this package totaling $114,900 and tax preparation reimbursement of $500 in 2008. Total cost for 2008 expatriate expenses for Mr. Varia was $328,920. In June 2007, January 2008 and May 2008 the Compensation Committee extended his expatriate agreement for six months. In December 2008, Mr. Varia’s expatriate agreement was amended and extended for three months. In January 2009, Mr. Varia’s expatriate agreement was amended and extended through June 30, 2009.

As leader of the Field Sales organization, Mr. Varia had individual strategic goals that were geared towards the industry groups and geographical regions he is responsible for in addition to the Corporate Wide Performance Factor. In January 2009, the Compensation Committee approved a performance-based annual bonus for Mr. Varia of $295,000 for the 2008 fiscal year, 118% of his annual bonus award. Mr. Varia was evaluated as achieving 124% of the 2008 Corporate Wide Performance Factors and 100% of his Individual Goals. Mr. Varia’s bonus was determined by attributing a 75% weighting to his Corporate Wide Performance Factors evaluation and a 25% weighting factor to his Individual Goals evaluation.

In February 2008, the Compensation Committee approved the grant of Stock Options to Mr. Varia of 29,410 shares with an estimated Black-Scholes value of $201,708 from the 1995 Stock Option/Stock Issuance Plan at the next regularly-scheduled grant date, which was February 19, 2008, with the fair market value per share of the Company’s common stock being equal to the closing selling price on the business day of the Grant Date. The options vest according to i2’s Standard Vesting Schedule for Stock Option grants and have a maximum term of ten years measured from the Grant Date, subject to earlier termination following Mr. Varia’s cessation of service to the Company.

At its May 2008 meeting, the Compensation Committee reviewed the guidance from PwC for annual equity grants as described in detail in the “Equity” section above. Effective May 19, 2008, the Compensation Committee approved a RSU grant of 27,000 shares for retention purposes. Each award shall vest with respect to one-third of the shares six months after the grant date, one-third will vest twenty-four months after the grant date and with respect to the remaining shares, upon completion of thirty-six months measured from the grant date, provided Mr. Varia’s continued employment during this period.

In February 2008, Mr. Varia entered into the Executive Retention Agreement described in the Post-termination Agreements section above, which superseded all prior employment agreements with Mr. Varia except for Mr. Varia’s expatriate agreement.

Mr. Aditya Srivastava

Mr. Srivastava serves the Company as its Senior Vice President, Chief Technology Officer. In that capacity, he is responsible for the Company’s research and development organization. Mr. Srivastava’s individual strategic goals related to the Company’s research and development including R&D financial performance, Black Belt training for R&D team members, Library publication, overall product development and refreshment and patent portfolio analysis and process.

In 2008, Mr. Srivastava’s base salary increased from $272,700 to $285,000, a 4.5% increase. His target bonus was 55% of his base salary. In January 2009, the Compensation Committee approved a 2008 annual bonus of $184,965 for Mr. Srivastava. Mr. Srivastava was evaluated as achieving 124% of the 2008 Corporate Wide Performance Factors and 100% of his Individual Goals. Mr. Srivastava’s bonus was determined by attributing a 75% weighting to his Corporate Wide Performance Factors evaluation and a 25% weighting factor to his Individual Goals evaluation. For 2009, the Compensation Committee decreased Mr. Srivastava’s target bonus with the recommendation of PwC from 55% of base salary to 45%.

In February 2008, the Compensation Committee approved the grants of Stock Options to Mr. Srivastava of 22,060 shares with an estimated Black-Scholes value of $151,299 from the 1995 Stock Option/Stock Issuance Plan at the next regularly-scheduled grant date, which was February 19, 2008, with the fair market value per share of the Company’s common stock being equal to the closing selling price on the business day of the Grant Date. The options vest according to i2’s Standard Vesting Schedule for Stock Option grants and have a maximum term of ten years measured from the Grant Date, subject to earlier termination following Mr. Srivastava’s cessation of service to the Company.

In May 2008, the Compensation Committee awarded Mr. Srivastava 15,000 RSUs for retention purposes. These RSUs shall vest with respect to one-third of the shares upon Mr. Srivastava’s completion of six months of employment from the Grant Date, one-third of the shares upon Mr. Srivastava’s completion of twenty-four months of employment from the Grant Date, and the remaining one-third of the shares upon Mr. Srivastava’s completion of thirty-six months of employment from the Grant Date.

In February 2008, Mr. Srivastava entered into the Executive Retention Agreement described in the Post-termination Agreements section above, which superseded all prior employment agreements with Mr. Srivastava.

Mr. John Harvey

Mr. Harvey began 2008 as Vice President, General Counsel for the Company. Effective February 1, 2008, Mr. Harvey was promoted to Senior Vice President and received a 10% increase in base pay. Mr. Harvey’s target bonus remained at 40% of his base salary. In January 2009, the Compensation Committee approved a 2008 annual bonus for Mr. Harvey of $119,416. The bonus was paid based on 124% of target based on the results of the Corporate Wide Performance Factors which consists of 75% of his total annual bonus calculation. Individual Goals were paid at 100% of target for all participants of the bonus plan including Mr. Harvey. At its June 23, 2008 meeting, the Compensation Committee determined its intent to recognize Mr. Harvey for the contributions he made to the Company in settling the intellectual property lawsuit with SAP. In a Unanimous Consent dated July 7, 2008, Mr. Harvey was awarded a cash bonus of $125,000. Mr. Harvey’s total Performance Bonus payments were $244,416. For 2009, the Compensation Committee increased Mr. Harvey’s target bonus with the recommendation of PwC from 40% of base salary to 45%.

On March 9, 2007, we entered into a severance agreement with Mr. Harvey. In February 2008, Mr. Harvey entered into the Executive Retention Agreement described in the Post-termination Agreements section above, which superseded all prior employment agreements with Mr. Harvey.

In February 2008, the Compensation Committee approved the grants of Stock Options to Mr. Harvey of 22,060 shares with an estimated Black-Scholes value of $151,299 from the 1995 Stock Option/Stock Issuance Plan at the next regularly-scheduled grant date, which was February 19, 2008, with the fair market value per share of the Company’s common stock being equal to the closing selling price on the business day of the Grant Date. The options vest according to i2’s Standard Vesting Schedule for Stock Option grants and have a maximum term of ten years measured from the Grant Date, subject to earlier termination following Mr. Harvey’s cessation of service to the Company.

In May 2008, the Compensation Committee awarded Mr. Harvey 15,000 RSUs for retention purposes. These RSUs vest with respect to one-third of the shares upon Mr. Harvey’s completion of six months of employment, one-third of the shares upon Mr. Harvey’s completion of twenty-four months of employment and the remaining one-third of the shares upon Mr. Harvey’s completion of thirty-six months of employment.

Former NEO’s Individual Compensation Detail

Mr. Pallab Chatterjee

Mr. Chatterjee began 2008 as Interim Chief Executive Officer. In May 2008, he was named Chief Executive Officer. On December 31, 2008, his employment was terminated.

In September 2007, we entered into an agreement with Mr. Chatterjee in his capacity as the Interim CEO. The terms of this agreement stipulated that Mr. Chatterjee would receive twelve months of base salary, on-target bonus potential and company-paid medical benefits if his employment was involuntarily or constructively terminated within 12 months of the Company hiring a CEO other than Mr. Chatterjee. The agreement superseded all other employment agreements with Mr. Chatterjee.

In February 2008, Mr. Chatterjee entered into an Executive Retention Agreement as described in the Post-termination Agreements section above, which superseded all prior employment agreements with Mr. Chatterjee.

In February 2008, the Compensation Committee reviewed the guidance from PwC for annual equity grants as described in detail in the “Equity” section above. Effective February 2008, the Compensation Committee approved a Stock Option grant of 52,910 shares with a Black-Scholes value of $360,000 for Mr. Chatterjee. This amount was at the minimum of the recommended range based on the survey and Peer Group analysis conducted by PwC as described above.

On May 13, 2008, Mr. Chatterjee was named CEO. The Company amended and restated Mr. Chatterjee’s Executive Retention Agreement to provide that Mr. Chatterjee would receive severance benefits in certain situations, including if he elected to terminate his employment with the Company following a Change in Control without the necessity of Good Reason, as such terms were defined in his Amended and Restated Executive Retention Agreement.

In conjunction with being named CEO, Mr. Chatterjee received a grant of 200,000 options of the Company’s common stock with an exercise price equal to the fair market value per share of common stock on the grant date. The options vest according to i2’s Standard Vesting Schedule for Stock Option grants and have a term of ten years measured from the grant date subject to earlier termination upon Mr. Chatterjee’s termination of employment. In the case of a Change in Control as defined in the Executive Retention Agreement, the options, to the extent outstanding, become exercisable for all the shares and the option as so accelerated will remain exercisable for a period of one year following the Change in Control.

On May 15, 2008, the Compensation Committee awarded RSUs to key employees for retention purposes, including 45,000 RSUs to Mr. Chatterjee. In accordance with the terms of the grant, the RSUs vested with respect to one-third of the shares upon Mr. Chatterjee’s completion of six months of employment and the remainder vested upon his termination.

Mr. Chatterjee’s employment was terminated effective December 31, 2008 and the Company and Mr. Chatterjee entered into a Severance Agreement and General Release (the “Severance Agreement”). Pursuant to the Severance Agreement, for purposes of each employment, equity compensation or benefit agreement, plan or arrangement of the Company and its subsidiaries to which Mr. Chatterjee is a party or otherwise participates, the Company agreed to treat Mr. Chatterjee’s departure as a termination by the Company other than for “cause” (as such term is defined in any such applicable agreement, plan or arrangement). Also pursuant to the Severance Agreement, the Company agreed to pay Mr. Chatterjee (i) his regular pay through December 31, 2008, to the extent not already paid, (ii) an annual bonus for 2008 of $558,000 and (iii) a severance payment of $914,371. Furthermore, the Company agreed that 80,000 RSUs held by Mr. Chatterjee vested on the date of termination. The Severance Agreement also provides for the acceleration of vesting of Mr. Chatterjee’s stock option awards and provided that he will have until the earlier of the expiration of the applicable stock option award or the first anniversary of its date of termination to exercise. The Severance Agreement also provides that except as otherwise provided in the Severance Agreement, Mr. Chatterjee shall not be entitled to any payments or benefits under his Amended and Restated Executive Retention Agreement entered into effective as of May 23, 2008.

Due to regulations under Section 409A of the Code, Mr. Chatterjee will not receive any severance payments for 6 months following the termination date. At that time Mr. Chatterjee will receive $1,472,371 as payment for (i) an annual bonus for 2008 of $558,000, equal to 124% of target based on Corporate Wide Performance Factors utilized for 100% of his annual bonus calculation and (ii) a severance payment of $914,371 which equals one year of annual base salary ($450,000), one year of annual target bonus ($450,000) and 12 months of COBRA reimbursement ($14,371).

Accounting and Tax Treatment

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid to our NEOs under our incentive compensation plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its NEOs. However, based on our net operating losses and other deferred tax assets, we do not believe there will be a material financial statement impact to any amounts which are determined to be non-deductible under Section 162(m) of the Code.

Accounting for Stock-Based Compensation

The Company accounts for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our review and the discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee

Lloyd G. Waterhouse, Chairman

Stephen P. Bradley

J. Coley Clark

Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years ended December 31, 2008, 2007 and 2006 (where applicable) to the persons who served as our Chief Executive Officers and our Chief Financial Officer in 2008 and the other three most highly compensated executive officers (other than the Chief Executive Officers and Chief Financial Officer) serving at December 31, 2008. Such executive officers collectively are referred to as the Named Executive Officers (“NEOs”):

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)		Total ($)
Jackson L. Wilson, Jr. (4)	2008		$131,923		$25,410		$118,458		$184,854	—	—		$55,730		$516,376
Chief Executive Officer and President (Principal Executive Officer)

Michael J. Berry	2008		$338,476		$250,000		$286,974		$596,147	—	—		$306,900		$1,778,497
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2007 2006	$ $	325,000 325,000	$ $	262,500 186,481	$ $	296,518 147,303	$ $	530,825 451,851	— —	— —	$ $	21,365 114,317	$ $	1,436,208 1,224,953

Hiten D. Varia	2008		$294,687		$295,000		$245,216		$272,982	—	—		$335,820		$1,443,704
Executive Vice President and Chief Customer Officer	2007 2006	$ $	236,250 235,572	$ $	243,100 284,203	$ $	185,827 180,492	$ $	275,729 413,515	— —	— —	$ $	365,067 500,519	$ $	1,305,973 1,614,301

Aditya Srivastava (5)	2008		$283,976		$184,965		$149,741		$163,396	—	—		$6,723		$788,802
Senior Vice President, Chief Technology Officer	2007		$272,700		$142,000		$103,499		$175,128	—	—		$7,952		$701,279

John Harvey (6)	2008		$251,083		$244,416		$66,135		$167,810	—	—		$3.824		$733,268
Senior Vice President, Secretary and General Counsel

Pallab Chatterjee (7)	2008		$443,126		$560,000		$891,797		$2,044,622	—	—		$921,271		$4,858,816
Former Chief Executive Officer (Former Principal Executive Officer)	2007 2006	$ $	367,500 366,446	$ $	372,375 342,870	$ $	151,653 150,376	$ $	305,271 448,330	— —	— —	$ $	— —	$ $	1,196,799 1,308,021

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of RSUs granted in 2008 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to note 10 of the i2 financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the Company’s accounting expense, if no forfeiture was estimated, for these awards, and do not correspond to the actual value that will be recognized by the named executives.
(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of Stock Options granted to each of the named executives in 2008 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 grants, refer to note 10 of the i2 financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the Company’s accounting expense, if no forfeiture was estimated, for these awards, and do not correspond to the actual value that will be recognized by the named executives.
(3)	See the All Other Compensation Table below for additional information.
(4)	Mr. Wilson was a director of the Company but was not a NEO in 2007. Mr. Wilson was named Executive Chairman of the Board in May 2008 and appointed President and Chief Executive Officer on December 17, 2008. Salary information is for the time Mr. Wilson became an employee with i2 in May 2008. The amount of $55,730 in the “All Other Compensation” is composed of $10,563 for travel as CEO and $45,167 for directors’ fees received prior to May 2008.
(5)	Mr. Srivastava was not a NEO in 2006.
(6)	Mr. Harvey was not a NEO in 2006 or 2007.
(7)	Mr. Chatterjee’s employment with the Company terminated on December 31, 2008. In accordance with Mr. Chatterjee’s Severance Agreement, he became eligible to receive approximately $1,472,371 in cash, including his annual bonus for 2008, his base salary for one year, his annual bonus at target for one year, and a payment representing the value of one year of continued health, retirement and perquisite benefits. Payment of Mr. Chatterjee’s severance benefits were delayed until six months from his separation from service, as required under Internal Revenue Code Section 409A. For 2008, $558,000 of this amount is included in Bonus for Mr. Chatterjee and $914,371 is included in All Other Compensation for Mr. Chatterjee.

The following table describes each component of the All Other Compensation column in the Summary Compensation Table appearing above:

Name	Year	Perquisites and Other Personal Benefits ($) (1)			Directors’ Fees Earned or Paid in Cash (2)		Air Travel		Tax Reimbursements ($)		Severance		401K Match		Total ($)
Jackson L. Wilson, Jr.	2008		$—			$45,167		$10,563		$—		$—		$—		$55,730
Chief Executive Officer and President (Principal Executive Officer)

Michael J. Berry	2008		$300,000	(3)		$—		$—		$—		$—		$6,900		$306,900
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2007 2006	$ $	9,884 72,000		$ $	— —	$ $	— —	$ $	4,981 42,317	$ $	— —	$ $	6,500 —	$ $	21,365 114,317

Hiten D. Varia	2008		$214,019			$—		$—		$114,901		$—		$6,900		$335,820
Executive Vice President and Chief Customer Officer	2007 2006	$ $	198,419 298,616		$ $	— —	$ $	— —	$ $	166,649 201,903	$ $	— —	$ $	— —	$ $	365,068 500,519

Aditya Srivastava	2008		$—			$—		$—		$—		$—		$6,723		$6,723
Senior Vice President. Chief Technology Officer	2007		$2,462			$—		$—		$36		$—		$5,454		$7,952

John Harvey	2008		$—			$—		$—		$—		$—		$3,824		$3,824
Senior Vice President, Secretary and General Counsel

Pallab Chatterjee	2008		$—			$—		$—		$—		$914,371		$6,900		$921,271
Former Chief Executive Officer (Former Principal Executive Officer)	2007 2006	$ $	— —		$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	— —	$ $	— —

(1)	See Perquisites table for further information.
(2)	The amount of $45,167 is for directors’ fees received prior to becoming an employee of the Company in May 2008.
(3)	At its December 16, 2008 meeting, the Compensation Committee decided to amend Mr. Berry’s Executive Retention Agreement to remove the May 2008 provision allowing Mr. Berry to terminate his employment for other than Good Reason and receive a severance amount of $300,000. In consideration for removing this clause from his agreement, Mr. Berry received a $300,000 cash payment in February 2009.

Additional Information Regarding Perquisites

The following table describes perquisites and the cost to the Company of providing them. The total amount of these perquisites is included in the All Other Compensation column in the Summary Compensation Table appearing above.

Name	Year	Housing			Personal Use of Company Car/ Parking			Financial Planning/ Legal Fees			Education			Club Dues			Executive Relocation			Executive Physical		Total Perquisites and Other Personal Benefits
Jackson L. Wilson, Jr.	2008		$—			$—			$—			$—			$—			$—			$—		$—
Chief Executive Officer and President (Principal Executive Officer)

Michael J. Berry Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2008 2007 2006	$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— 7,341 72,000		$ $ $	— 2,543 —	$ $ $	— 9,884 72,000

Hiten D. Varia	2008		$161,879	(1)		$16,078	(1)		$500	(1)		$31,915	(1)		$—			$3,647			$—		$214,019
Executive Vice President and Chief Customer Officer	2007		$158,040	(1)		$17,656	(1)		$500	(1)		$19,153	(1)		$—			$445			$2,624		$198,419
	2006		$231,792	(1)		$—			$500	(1)		$5,083	(1)		$31,113	(1)		$30,128	(1)		$—		$298,616

Aditya Srivastava	2008		$—			$—			$—			$—			$—			$—			$—		$—
Senior Vice President, Chief Technology Officer	2007		$—			$—			$—			$—			$—			$—			$2,462		$2,462

John Harvey	2008		$—			$—			$—			$—			$—			$—			$—		$—
Senior Vice President, Secretary and General Counsel

Pallab Chatterjee Former Chief Executive Officer (Former Principal Executive Officer)	2008 2007 2006	$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —		$ $ $	— — —	$ $ $	— — —

(1)	Perquisites pursuant to the terms of the expatriation agreement.

Grants of Plan-Based Awards in 2008

The following table provides information about equity and non-equity awards granted to the NEOs in 2008: (i) the grant date; (ii) the number of shares underlying all other stock awards, which consist of RSUs awarded to the NEOs; (iii) all other option awards, which consist of the number of shares underlying Stock Options awarded to the NEOs; (iv) the exercise price of the Stock Option awards, which reflects the closing price of i2 stock on the date of grant; and (v) the grant date fair value of each equity award computed under SFAS 123 (R).

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Jackson L. Wilson, Jr.	5/19/2008	5/15/2008	—	80,000	(1)	$11.00		$457,600
Chief Executive Officer (Principal Executive Officer)	5/19/2008	5/15/2008	30,000	—		$—		$330,000

Michael J. Berry	2/19/2008	2/18/2008	—	36,760	(1)	$12.33		$238,205
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	5/19/2008	5/15/2008	30,000	—		$—		$330,000

Hiten D. Varia	2/19/2008	2/18/2008	—	29,410	(1)	$12.33		$190,577
Executive Vice President and Customer Officer	5/19/2008	5/15/2008	27,000	—		$—		$297,000

Aditya Srivastava	2/19/2008	2/18/2008	—	22,060	(1)	$12.33		$142,949
Senior Vice President, Chief Technology Officer	5/19/2008	5/15/2008	15,000	—		$—		$165,000

John Harvey	2/19/2008	2/18/2008	—	22,060	(1)	$12.33		$142,949
Senior Vice President, Secretary and General Counsel	5/19/2008	5/15/2008	15,000	—		$—		$165,000

Pallab Chatterjee	2/19/2008	2/18/2008	—	52,910	(1)	$12.33		$342,857
Former Chief Executive Officer (Former Principal Executive Officer)	5/19/2008 5/19/2008	5/15/2008 5/15/2008	— 45,000	200,000	(1)	$11.00	$ $	1,144,000 495,000

(1)	Options vest as to 1% on the date of grant, 24% on the first anniversary of the grant date and the remaining options vest in 36 equal monthly increments thereafter.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the current holdings of Stock Option and stock awards by the NEOs. This table includes unexercised and unvested option awards and unvested RSUs. Each equity grant is shown separately for each NEO. The market value of the stock awards is based on the closing market price of i2 stock as of December 31, 2008, which was $6.39.

Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	Exercisable	Unexercisable
Jackson L. Wilson, Jr.	320	—	(2)		$7.36	4/20/2015
Chief Executive Officer and President (Principal Executive Officer)	3,373	307	(3)		$7.36	4/20/2015
	5,124	876	(3)		$12.96	7/25/2015
	4,250	—	(2)		$12.55	5/30/2016
	4,424	3,161	(3)		$15.53	8/20/2016
	5,740	—	(2)		$18.70	5/28/2017
	800	79,200	(3)		$11.00	5/18/2018
							2,229	(5)	$14,423
							20,000	(4)	$127,800

Michael J. Berry	62,499	12,501	(3)		$23.86	8/16/2015
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	15,833	4,167	(3)		$13.82	10/24/2015
	21,249	8,751	(3)		$15.87	2/19/2016
	6,874	8,126	(3)		$25.70	2/18/2017
	367	36,393	(3)		$12.33	2/18/2018
							20,000	(4)	$127,800
										50,000	(6)	$319,500

Hiten D. Varia	9,999	—	(3)		$22.50	8/29/2012
Executive Vice President and Chief Customer Officer	3,999	—	(3)		$16.25	8/15/2014
	31,354	3,646	(3)		$7.54	5/16/2015
	19,791	5,209	(3)		$13.82	10/24/2015
	17,708	7,292	(3)		$15.87	2/19/2016
	6,874	8,126	(3)		$25.70	2/18/2017
	294	29,116	(3)		$12.33	2/18/2018
							18,000	(4)	$115,020
										50,000	(6)	$319,500

Aditya Srivastava	7,999	—	(3)		$22.50	8/29/2012
Senior Vice President, Chief Technology Officer	5,198	—	(3)		$24.00	6/20/2014
	4,399	—	(3)		$16.75	12/19/2014
	23,374	3,126	(3)		$7.54	5/16/2015
	10,624	4,376	(3)		$15.87	2/19/2016
	4,583	5,417	(3)		$25.70	2/18/2017
	220	21,840	(3)		$12.33	2/18/2018
							10,000	(4)	$63,900
										30,000	(6)	$191,700
John Harvey	600	—	(3)		$22.50	8/19/2012
Senior Vice President, Secretary and General Counsel	744	—	(3)		$24.00	6/20/2014
	240	—	(3)		$16.75	12/19/2014
	1,668	195	(3)		$7.54	5/16/2015
	1,013	557	(3)		$12.80	5/14/2016
	2,291	2,709	(3)		$25.70	2/18/2017
	13,749	16,251	(3)		$19.34	5/20/2017
	220	21,840	(3)		$12.33	2/18/2018
							10,000	(4)	$63,900
										10,000	(6)	$63,900

Pallab Chatterjee	20,000	—	(7)		$22.50	12/31/2009
Former Chief Executive Officer (Former Principal Executive Officer)	7,999	—	(7)		$16.25	12/31/2009
	50,000	—	(7)		$7.54	12/31/2009
	25,000	—	(7)		$13.82	12/31/2009
	30,000	—	(7)		$15.87	12/31/2009
	15,000	—	(7)		$25.70	12/31/2009
	52,910	—	(7)		$12.33	12/31/2009
	200,000	—	(7)		$11.00	12/31/2009

(1)	Market value is calculated as Closing Market Price of i2 at December 31, 2008 ($6.39) multiplied by unvested shares.
(2)	Grant is immediately exercisable and vests 25% per year for 4 years.
(3)	Grant vests as to 1% upon issuance; 24% after one year, then 36 equal monthly installments thereafter.
(4)	Grant vests as to 50% on May 19, 2010 and 50% on May 19, 2011.
(5)	Grant vests on May 29, 2009.
(6)	Grant vested 33% on February 19, 2009 based on the increase of the Corporation’s EPS of more than 40% over the 2-year period from the close of calendar year 2006 to the close of calendar year 2008. The remaining 67% of the performance RSU grant shares are scheduled to vest on February 19, 2010, subject to the Company’s EPS as of the close of 2009 calendar year increasing by 60% or more over the 2006 calendar year EPS. Based on the Company’s current assessment that the achievement of the performance measures required for vesting of the Performance RSU grant (GAAP EPS of $1.31) is not probable due to the Company’s current expectations for 2009 GAAP EPS, the Company has not recorded compensation expense for this portion of this award in its 2008 annual financial statements and no compensation costs are reflected in any of the tables in the CD&A.
(7)	Mr. Chatterjee left the Company on December 31, 2008. In accordance with Mr. Chatterjee’s Severance Agreement, all of Mr. Chatterjee’s options were accelerated and became exercisable on December 31, 2008.

Option Exercises and Stock Vested in Fiscal 2008

The following table provides information, for the NEOs, on (i) Stock Option exercises during 2008, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards in the form of RSUs and the value realized, each before payment of any applicable withholding tax and broker commissions.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jackson L. Wilson, Jr.			1,114		$13,669	(2)
Chief Executive Officer and President (Principal Executive Officer)			2,529 10,000	$ $	36,392 73,200	(4) (5)

Michael J. Berry			5,000		$71,250	(3)
Executive Vice President and Chief Financial Officer (Principal Financial Officer)			6,667 10,000	$ $	95,938 73,200	(4) (5)

Hiten D. Varia			8,471		$93,870	(1)
Executive Vice President and Chief Customer Officer			6,667 9,000	$ $	95,938 65,880	(4) (5)

Aditya Srivastava			2,038		$22,581	(1)
Senior Vice President, Chief Technology Officer			6,667 5,000	$ $	95,938 36,600	(4) (5)

John Harvey			172		$1,906	(1)
Senior Vice President, Secretary and General Counsel			1,667 5,000	$ $	23,988 36,600	(4) (5)
Pallab Chatterjee			5,800		$64,264	(1)
Former Chief Executive Officer (Former Principal Executive Officer)			6,667 15,000	$ $	95,938 109,800	(4) (5)
			50,000 30,000	$ $	319,500 191,700	(6) (6)

(1)	Value Realized equals the fair market value of RSUs on May 15, 2008 ($11.08) multiplied by the number of RSUs that became vested.
(2)	Value Realized equals the fair market value of RSUs on May 29, 2008 ($12.27) multiplied by the number of RSUs that became vested.
(3)	Value Realized equals the fair market value of RSUs on August 18, 2008 ($14.25) multiplied by the number of RSUs that became vested.
(4)	Value Realized equals the fair market value of RSUs on August 21, 2008 ($14.39) multiplied by the number of RSUs that became vested.

(5)	Value Realized equals the fair market value of RSUs on November 19, 2008 ($7.32) multiplied by the number of RSUs that became vested.
(6)	Value Realized equals the fair market value of RSUs on December 31, 2008 ($6.39) multiplied by the number of RSUs that became vested.

Severance Plans

On February 25, 2008, all of the NEOs at the time entered into severance agreements with the Company, which provide for payments of one year of salary and on-target bonus upon certain terminations as described above in “Post-Termination Agreements and Change in Control Agreements.” Further, all unvested Stock Options and RSUs will fully vest. Such severance payments are subject to Section 280G(b)(2) of the IRS Code regarding parachute payments.

The Company does not provide any Code Section 280G gross-ups to its NEOs.

Below are the details of the benefits to be paid to the current NEOs in connection with a change in control and/or termination as of December 31, 2008.

	As of December 31, 2008
		Before Change in Control		After Change in Control
		Termination				No Termination
Name	Benefit	w/o Cause or for Good Reason (3) (4)		w/o Cause or for Good Reason (3) (4)		Change in Control (1) (2) (3)		Change in Control and Equity is not Assumed or Replaced (3)
Jackson L. Wilson, Jr.	Severance	$500,000		$500,000		$500,000	(5)	$500,000	(5)
Chief Executive Officer and President (Principal Executive Officer)	Bonus	$500,000		$500,000		$500,000	(5)	$500,000	(5)
	COBRA	$—		$—		$—		$—
	Stock option vesting acceleration	$—		$—		$—		$—
	Stock award vesting acceleration	$142,043		$142,043		$142,043		$142,043

Michael J. Berry	Severance	$339,700		$339,700		$—		$—
Executive Vice President and Chief Financial Officer (Principal Financial Officer)	Bonus	$220,805		$220,805		$—		$—
	COBRA	$14,371		$14,371		$—		$—
	Stock option vesting acceleration	$—		$—		$—		$—
	Stock award vesting acceleration	$447,300		$447,300		$—		$447,300

Hiten D. Varia	Severance	$300,000		$300,000		$—		$—
Executive Vice President and Chief Customer Officer	Bonus	$195,000		$195,000		$—		$—
	COBRA	$14,371		$14,371		$—		$—
	Stock option vesting acceleration	$—		$—		$—		$—
	Stock award vesting acceleration	$434,520	(6)	$434,520	(6)	$—		$434,520

Aditya Srivastava	Severance	$285,000		$285,000		$—		$—
Senior Vice President, Chief Technology Officer	Bonus	$128,250		$128,250		$—		$—
	COBRA	$14,371		$14,371		$—		$—
	Stock option vesting acceleration	$—		$—		$—		$—
	Stock award vesting acceleration	$255,600	(6)	$255,600	(6)	$—		$255,600

John Harvey	Severance	$253,000		$253,000		$—		$—
Senior Vice President, Secretary and General Counsel	Bonus	$113,850		$113,850		$—		$—
	COBRA	$14,371		$14,371		$—		$—
	Stock option vesting acceleration	$—		$—		$—		$—
	Stock award vesting acceleration	$127,800	(6)	$127,800	(6)	$—		$127,800

(1)	Acceleration of options and stock awards are as a result of the change in control and not termination.
(2)	Assumes that all awards are assumed, continued or replaced with a cash incentive program.

(3)	The value of any potential equity payments in this column is calculated as the excess of closing price on December 31, 2008 ($6.39) less exercise price multiplied by the number of shares.
(4)	Adjusted to reflect 2009 Salary and Bonus increases. Bonuses would be prorated based on target objectives.
(5)	Mr. Wilson may terminate his employment with the Company within thirty (30) days following a Change of Control and receive the severance benefits.
(6)	Vesting acceleration does not occur if the NEO resigns for Good Reason (as defined in the applicable document).

The employment of Mr. Chatterjee, the Company’s former Chief Executive Officer was terminated effective December 31, 2008 and the Company and Mr. Chatterjee entered into the Severance Agreement. Pursuant to the Severance Agreement, for purposes of each employment, equity compensation or benefit agreement, plan or arrangement of the Company and its subsidiaries to which Mr. Chatterjee is a party or otherwise participates, the Company agreed to treat Mr. Chatterjee’s departure as a termination by the Company other than for “cause” (as such term is defined in any such applicable agreement, plan or arrangement). Also pursuant to the Severance Agreement, the Company agreed to pay Mr. Chatterjee (i) his regular pay through December 31, 2008, to the extent not already paid, (ii) an annual bonus for 2008 of $558,000 and (iii) a severance payment of $914,371. Furthermore, the Company agreed that 80,000 RSUs held by Mr. Chatterjee vested on the date of termination. The Severance Agreement also provides for the acceleration of vesting of Mr. Chatterjee’s stock option awards and provided that he will have until the earlier of the expiration of the applicable stock option award or the first anniversary of its date of termination to exercise. The Severance Agreement also provides that except as otherwise provided in the Severance Agreement, Mr. Chatterjee shall not be entitled to any payments or benefits under his Amended and Restated Executive Retention Agreement entered into effective as of May 23, 2008.

Non-management Directors’ Compensation

Cash Compensation

Our non-employee directors currently receive the following cash compensation:

•	a $25,000 annual cash retainer for serving on the Board of Directors;

•	a $25,000 annual cash retainer for serving as the Chair of the Audit Committee and, for each other member, a $5,000 annual retainer for serving on the Audit Committee;

•

a $10,000 annual cash retainer for serving as the Chair of the Compensation Committee or the Nominating and Governance Committee and, for each other member, a $2,500 annual cash retainer for serving on the Compensation Committee or the Nominating and Governance Committee;

•	a one-time retainer of $10,000 for serving on the Strategic Review Committee;

•

a $2,000 fee for each regularly-scheduled quarterly and annual meeting of the Board of Directors, Audit Committee, Compensation Committee, Nominating and Governance Committee or Strategic Review Committee attended;

•	a $1,500 fee for each special meeting of the Board of Directors, Audit Committee, Compensation Committee, Nominating and Governance Committee or Strategic Review Committee attended;

•	a $500 fee for each meeting of the Strategic Review Committee attended telephonically; and

•	an attendance fee for each meeting of the Special Committee as agreed on a project-by-project basis.

Beginning in 2009, the following changes were made to Board cash fees:

•	the Strategic Review Committee became a standing Board Committee and the $10,000 one-time retainer was eliminated;

•	the Chair of the Strategic Review Committee will receive a $10,000 annual retainer and each other member of the Committee shall receive a $2,500 annual cash retainer;

•	a $1,500 fee will be paid for in-person attendance at any special meetings of the Board or any of its Committees; and

•	a $500 fee will be paid for any Board or Committee meetings attended telephonically.

Equity

Under the current provisions of the Automatic Option Grant Program, each person who becomes a non-employee Board member is automatically granted at that time an equity award with a value equal to $175,000; half of the value as an option grant, and half as a restricted stock award. In addition, on the date of each annual stockholders meeting, each individual who continues to serve as a non-employee director will be automatically granted an award with a value equal to $125,000, provided such individual has served as a non-employee Board member for at least six months prior. Fifty percent of the value will be issued as an option grant and the remaining fifty percent will be in the form of a restricted stock award. The value of the option grant will be determined using a Black-Scholes valuation as determined by an independent consultant, and the value of the restricted stock award shall be the Fair Market Value per share on the grant date.

Each option will have an exercise price per share equal to 100% of the fair market value per share of our common stock on the grant date and a maximum term of ten years from the grant date. Each option will be immediately exercisable, but during the vesting period, we may repurchase, at the exercise price paid per share, all unvested shares held at the cessation of the director’s Board service. Each option grant shall vest in a series of three equal annual installments, with the first such installment vesting one year from the option grant date.

Each restricted stock award shall vest as to 33% of the shares on the one-year anniversary of the grant date; the remaining 67% will vest two years from the grant date, provided the Board member remains in service. If the board member ceases to serve as a Board member due to death or Permanent Disability, then all unvested shares at the time subject to the restricted stock award shall immediately vest. The option and restricted stock awards will also vest in full on an accelerated basis upon certain changes in control during the period of a Board member’s service.

Under the Discretionary Grant Program of our 1995 Plan, our Board of Directors will determine which eligible individuals receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. Each granted option will have an exercise price determined by the Board of Directors but shall in no event be less than 100% of the fair market value of the shares on the grant date. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over the specified period of service measured from the vesting commencement date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. Shares acquired under such options will be subject to repurchase by us, at the exercise price paid per share, if the optionee ceases services with the Company prior to vesting in those shares.

The following table summarizes information related to compensation of non-employee directors during the year ended December 31, 2008, except the compensation earned by Mr. Wilson prior to becoming Executive Chairman of the Board on May 5, 2008 and Chief Executive Officer on December 17, 2008. Mr. Wilson earned Board fees of $45,167 prior to becoming the Executive Chairman of the Board, but did not earn Board fees after May 5, 2008. All compensation earned by Mr. Wilson in 2008, including for his services as a non-employee board member, is included in the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen P. Bradley	$92,500	$68,657	$121,626	—	—	—	$282,782
Harvey B. Cash (3)	$30,125	$37,168	$104,065	—	—	—	$171,357
J. Coley Clark (4)	$47,958	$25,976	$17,325	—	—	—	$91,259
Richard L. Clemmer	$113,875	$64,510	$127,553	—	—	—	$305,938
Richard Hunter (4)	$37,542	$25,976	$17,325	—	—	—	$80,842
Michael McGrath (3)	$21,917	$—	$8,500	—	—	—	$30,417
David L. Pope	$66,292	$62,304	$41,571	—	—	—	$170,167
Sanjiv Sidhu	$35,583	$—	$—	—	—	—	$35,583
Michael J. Simmons	$59,500	$62,309	$41,575	—	—	—	$163,384
Lloyd G. Waterhouse	$127,875	$68,657	$121,626	—	—	—	$318,157

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of RSUs granted in 2008 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to note 10 of the i2 financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the Company’s accounting expense, if no forfeiture was estimated, for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of Stock Options granted to each of the directors, in 2008 as well as prior fiscal years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 grants, refer to note 10 of the i2 financial statements in the Form 10-K for the year ended December 31, 2008, as filed with the SEC. These amounts reflect the Company’s accounting expense, if no forfeiture was estimated, for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(3)	Mr. Cash and Mr. McGrath stepped down from the Board on May 29, 2008.

(4)	Mr. Clark and Mr. Hunter were elected to the Board on May 29, 2008.

CORPORATE GOVERNANCE

Board Matters

In accordance with the General Corporation Law of the State of Delaware and our Restated Certificate of Incorporation and Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through oral or written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

The Board of Directors has determined that the following directors are independent under the listing standards of The NASDAQ Global Market, on which our common stock is listed: Messrs. Bradley, Cash, Clemmer, Waterhouse, Clark and Hunter.

Our Board of Directors met 22 times during 2008 (including regularly scheduled and special meetings). During 2008, each incumbent director attended at least 75% of the total number of meetings our Board of Directors held during the period for which he has been a director and the total number of meetings held by all committees of our Board of Directors on which he served.

We have a policy of inviting the attendance of directors at annual meetings of stockholders. Messrs. Sidhu, Clemmer and McGrath attended the 2008 annual meeting of stockholders.

Committees of the Board of Directors

The Board of Directors has established a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Equity Committee, Special Committee and a Strategic Review Committee.

Audit Committee

The Audit Committee is currently composed of Messrs. Clark (Chairman), Waterhouse and Hunter. The current members of the Audit Committee are independent as defined by the listing standards of The NASDAQ Global Market, on which our common stock is listed, and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Board of Directors has determined that Mr. Clark qualifies as an audit committee financial expert, as that term is defined by applicable Securities and Exchange Commission regulations, and has designated Mr. Clark as the Audit Committee’s financial expert. The Board of Directors has also determined that Mr. Clark satisfies the “financial sophistication” requirements of the listing standards of The NASDAQ Global Market.

The Audit Committee met eight times in 2008. The Audit Committee has a charter that was approved by our Board of Directors, a copy of which is posted on our website. The oversight functions of the Audit Committee include, among other things:

•	appointing our independent auditor;

•	reviewing the external audit plan and the results of the auditing engagement;

•	reviewing the internal audit plan and the results of the internal audits;

•	ensuring that management has maintained the reliability and integrity of our accounting policies and our financial reporting and disclosure practices;

•	reviewing the independence and performance of our internal audit function and independent registered public accounting firm; and

•	reviewing the adequacy of our system of internal control and compliance with all applicable laws, regulations and corporate policies.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Waterhouse (Chairman), Bradley and Clark. Each is independent as defined by the listing standards of The NASDAQ Global Market, on which our common stock is listed.

The Compensation Committee met seven times in 2008. The Compensation Committee develops the compensation philosophy and objectives for the Company as a whole, reviews and approves all compensation decisions related to our NEOs and senior executives and generally oversees our compensation programs. See “Executive Compensation and Other Matters—Compensation Discussion and Analysis—The Compensation Committee.”

The full responsibilities of the Compensation Committee are set forth in its charter, a copy of which is posted on our website.

Nominating and Governance Committee

The Nominating and Governance Committee is currently composed of Messrs. Bradley (Chairman), Hunter, Pope and Waterhouse. Each is independent as defined by the listing standards of The NASDAQ Global Market, on which our common stock is listed.

The Nominating and Governance Committee met five times in 2008. The Nominating and Governance Committee has the following responsibilities:

•	establishing criteria for selecting new directors;

•	identifying, screening and recruiting new directors;

•	recommending nominees for director to the Board; and

•	recommending to the Board a set of corporate governance policies for the Company.

The Board considers the recommendations of the Nominating and Governance Committee with respect to the nominations of directors to the Board, but otherwise retains authority over the identification of such nominees. Board candidates are considered based on various criteria, such as their strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which such candidate would fill a present need on the Board. The nominating and governance committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director must follow the procedures for submission of proposals set forth in the sections of this proxy statement entitled “—Submission of Director Nominations” and “Stockholder Proposals.”

The full responsibilities of the Nominating and Governance Committee are set forth in its charter, a copy of which is posted on our website.

Equity Committee

In January 2009, Mr. Wilson became the sole member of the Equity Committee. The Equity Committee has separate but concurrent authority with the Compensation Committee and the Board of Directors to make discretionary equity grants including, but not limited to, options and restricted stock units, from time to time under the 1995 Plan and the 2001 Plan to eligible employees excluding officers subject to Section 16 of the Exchange Act which includes all NEOs.

The Equity Committee has the power and authority, with certain limited exceptions, to:

•	select the eligible individuals who are to receive equity grants under the 1995 and 2001 Plans;

•

determine the number of shares of common stock subject to each such award (subject to the periodic corporate pool of shares authorized by the Compensation Committee and a limitation of 20,000 shares per individual each calendar year);

•	determine the exercise schedule in effect for each such equity issuance; and

•	determine the maximum term for which each option may remain outstanding.

Special Committee

The Special Committee was composed of Messrs. Bradley, Cash, Clemmer, Waterhouse and Wilson. It was originally formed by the Board of Directors in February 2004 and was created primarily for the purpose of (i) evaluating, negotiating, authorizing and approving the terms and conditions of the settlement of class action and derivative lawsuits against the Company in 2004, including the terms and conditions pursuant to which shares of our common stock would be sold to Mr. Sidhu and a former executive of the Company to fund a portion of such settlement, and (ii) evaluating and recommending to the Board of Directors the authorization and approval of the sale of Series B preferred stock to R2 Investments, LDC in 2004. The Special Committee consisting of Messrs. Bradley, Cash, Clemmer, Waterhouse and Wilson, did not meet in 2008. The Special Committee has been terminated.

Strategic Review Committee

On October 16, 2007, the Board of Directors adopted a resolution to create a Strategic Review Committee. The Strategic Review Committee is currently comprised of Messrs. Clemmer (Chair), Hunter and Waterhouse. The purpose of the Strategic Review Committee is to consider and evaluate the merits of the various strategic options available to the Company to enhance shareholder value (the “Value Enhancement Options”), including without limitation (i) changes to the Company’s business model and operations, (ii) actions or transactions intended to enhance the value or utilization of the Company’s existing assets (including the Company’s intellectual property and net operating loss carry forwards), (iv) joint ventures or strategic partnerships, (v) selective acquisitions, dispositions or other capital transactions and (vi) a merger, sale or other extraordinary business transaction involving the Company. The Strategic Review Committee met 45 times during 2008.

Compensation Committee Interlocks and Insider Participation.

At different times during 2008, our Compensation Committee included Messrs. Bradley, Clemmer and Cash and it is currently comprised of Messrs. Waterhouse, Bradley and Clark. None of the members of the Compensation Committee during 2008 was an officer or employee, or former officer or employee, of the Company or any of our subsidiaries during 2008. No member of the Compensation Committee during 2008 had a relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K. During 2008, no executive officer of the Company served as a member of the board of directors or as a member of the compensation committee of another entity one of whose executive officers served as a member of the Company’s Board of Directors or Compensation Committee.

Communication with the Board of Directors

Stockholders may communicate with the Board of Directors by sending a letter to i2 Technologies, Inc. Board of Directors, c/o Office of the General Counsel, 11701 Luna Road, Dallas, Texas 75234. The Office of the General Counsel will review the correspondence and forward it to the Chair of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to i2 or its business, or is similarly inappropriate. The Office of the General Counsel has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Submission of Director Nominations

Stockholders may propose nominees for consideration by the Board of Directors by submitting the names, appropriate biographical information and qualifications in writing to: John Harvey, Senior Vice President, General Counsel and Corporate Secretary, i2 Technologies, Inc., 11701 Luna Road, Dallas, Texas 75234. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2010, the name of the proposed nominee and the supporting documentation must be received by our Company by the date set forth in the section of this proxy statement entitled “Stockholder Proposals.”

Director nomination proposals must be in writing and must include (a) the name and address of the nominating stockholder, and the name and address of the person or persons to be nominated, (b) a representation that the nominating stockholder is a holder of record of stock of our Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (c) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder, (d) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (e) any information regarding the nominee that is required under Regulation 14A of the Exchange Act to be included in a proxy statement relating to the election of directors. Candidates recommended by our stockholders are evaluated on the same basis as other candidates (other than directors standing for re-election) recommended by our directors, executive officers, third party search firms or other sources.

The minimum qualifications, skills, and attributes that the Board of Directors looks for in nominees may include the following: (a) integrity, competence and judgment essential to effective decision making, (b) ability and willingness to commit the necessary time and energy to prepare for, attend and participate in meetings of the Board and one or more of its standing committees, (c) freedom from other outside involvements that would materially interfere with the individual’s responsibilities as a director of our Company, (d) background and experience that complements or supplements the background and experience of other Board members, (e) freedom from interests that would present the appearance of being adverse to, or in conflict with, the interests of our Company and (f) a proven record of accomplishment through demonstrated leadership in business, technology, education, government service, finance, manufacturing or other relevant experiences that would tend to enhance Board effectiveness.

The evaluation process may include a comprehensive background and reference check, a series of personal interviews by, at a minimum, the Chairman of the Board, and a thorough review by the Board of the nominee’s qualifications and other relevant characteristics, taking into consideration the criteria set forth above.

Director nominees will be recommended for the Board’s selection by a majority of the independent directors in accordance with the listing standards of The NASDAQ Global Market. If the Board of Directors accepts a recommendation for a director nominee, the form of our proxy solicited will include the name of the director nominee.

Code of Business Conduct and Ethics

In June 2003, we adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to, among others, our Chief Executive Officer and Chief Financial Officer, who is also our principal accounting officer. The full text of the Code of Business Conduct and Ethics is available at our investor relations web site, http://www.i2.com/investor. Our Code of Business Conduct and Ethics generally prohibits conflicts of interest and related party transactions unless prior written approval has been obtained from the Company (which, depending on the employee or executive involved and the circumstances of the conflict or related party transaction, would require approval of our Board of Directors or an appropriate committee of the Board). We intend to disclose any amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics that applies to our Chief Executive Officer or Chief Financial Officer on our investor relations web site.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms furnished to us or written representations from the reporting persons that no reports were required, we believe that, during and with respect to 2008, all of our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members participate to determine whether such persons have a direct or indirect material interest. The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the Directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement. In addition, the Audit Committee reviews and approves or ratifies any related person transaction.

On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire, which requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. The Company’s legal staff reviews these Questionnaires and discusses any related-party transaction disclosed therein with the Audit Committee.

Other than as described under the heading “Executive Compensation” and as described below, since the beginning of the fiscal year ended December 31, 2008, the Company has not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $120,000, and in which, to our knowledge, any of the following persons had, or will have, a direct or indirect material interest: any director or officer of the Company, any nominee for election as a director of the Company; any beneficial owner of more than five percent of any class of the Company’s voting securities; or any member of the immediate family of any of the foregoing person.

On January 1, 2009, Richard L. Clemmer, an outside director, became CEO of NXP Semiconductors. NXP is a customer, and has purchased maintenance and consulting services in each of the last 3 years. In the ordinary course of business, during 2008, NXP purchased from i2 approximately $1,600,000 of such services.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K for that year.

Pursuant to a written charter adopted by the Board of Directors, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s duties and responsibilities are more fully described in its charter, a copy of which is posted on our website. Management is responsible for the Company’s financial reporting process, including the systems of internal accounting and financial controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm, Grant Thornton, LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on those financial statements based on their audit.

The Audit Committee met ten times in 2008. The oversight functions of the Audit Committee include, among other things, (i) appointing our independent registered public accounting firm, (ii) reviewing the external audit plan and the results of the auditing engagement, (iii) reviewing the internal audit plan and the results of the internal audits, (iv) ensuring that management has maintained the reliability and integrity of our accounting policies and our financial reporting and disclosure practices, (v) reviewing the independence and performance of our internal and external auditors, and (vi) reviewing the adequacy of our system of internal control and compliance with all applicable laws, regulations and corporate policies.

We have met and held discussions with management and Grant Thornton LLP. We reviewed and discussed with our management the Company’s audited financial statements for the year ended December 31, 2008. In addition, we discussed with Grant Thornton LLP the matters required by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” Also, we have received the written disclosures from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and have discussed with Grant Thornton LLP its independence from the Company.

Based upon the aforementioned discussions and disclosures, we recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC.

Audit Committee
J. Coley Clark, Chairman Lloyd G. Waterhouse Richard Hunter

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm to the Company to audit our consolidated financial statements for the fiscal year ending December 31, 2009.

We are asking our stockholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm. Although stockholder ratification of the appointment is not required, the board of directors is submitting the appointment of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice.

Even if the appointment is ratified, the audit committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of i2 and our stockholders. If the appointment is not ratified by our stockholders, the audit committee will reconsider the appointment. Notwithstanding its selection, the Audit Committee, in its discretion, may hire a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

The following table presents fees for professional audit services rendered by Grant Thornton LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2008. The fees for fiscal year 2007 were paid to Grant Thornton and Deloitte and Touche LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2007.

In addition to performing the audit of our consolidated financial statements, Deloitte & Touche LLP provided various other services during 2008. The aggregate fees billed for 2008 and 2007 for each of the following categories of services are set forth below:

	2008		2007
	Grant Thornton		Grant Thornton	Deloitte & Touche
Audit fees (including review of Quarterly Reports)	$1,244,321		$1,220,416	$864,482
Audit-related fees	34,000	(1)	—	24,661	(2)
Tax fees	—		—	208,983	(3)
All other fees	17,300	(4)	—	—

	$1,295,621		$1,220,416	$1,098,126

(1)	Relates to the filing of a registration statement on Form S-1.
(2)	Relates to the filing of a registration statement on Form S-3 and the 2006 proxy statement.
(3)	Includes services related to tax compliance and other tax-related consultations.
(4)	Relates to consulting services for the proposed and terminated merger with JDA Software Group, Inc.

During 2008 and 2007 we did not engage Grant Thornton LLP or Deloitte & Touche LLP to provide any professional services related to financial information systems design and implementation.

It is the practice of the Audit Committee to pre-approve all services rendered to us by our independent registered public accounting firm in accordance with applicable legal requirements.

Representatives of Grant Thornton LLP will be attending the 2009 Annual Meeting and will be available to respond to questions. We do not anticipate that such representatives will make a statement at the meeting, but they will have the opportunity to make a statement if they desire to do so.

Your Board of Directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, any stockholder proposals to be considered by us for inclusion in our proxy statement and form of proxy card for our 2010 annual meeting of stockholders, expected to be held in May 2010, must be received by us at our offices in Dallas, Texas, addressed to our Secretary, not later than December 29, 2009 (120 days prior to the first anniversary of this proxy statement). The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. In addition, our Amended and Restated Bylaws establish an advance notice procedure with regard to stockholder proposals, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our corporate secretary not later than 90 days prior to the first anniversary of the date of this proxy statement and must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder making the proposal. Therefore, to be presented at next year’s annual meeting, stockholder proposals that are not submitted for consideration for inclusion in our proxy statement pursuant to the processes of Rule 14a-8 of the Exchange Act, must be received no later than January 28, 2010. Stockholder proposals must comply with applicable Delaware law, certain rules and regulations promulgated by the SEC and the procedures set forth in our Amended and Restated Bylaws.

We will provide without charge to each stockholder, on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, including the financial statements. Requests should be directed to i2 Technologies, Inc. 11701 Luna Road, Dallas, Texas 75234, Attention: Investor Relations. Our Annual Report on Form 10-K may also be accessed through our website at www.i2.com. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report of Form 10-K. Any of the exhibits may be obtained at the SEC’s website, www.sec.gov, or by written request to Investor Relations.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

As permitted by the Exchange Act, we may deliver only one copy of this proxy statement to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of this proxy statement. Stockholders residing at the same address may request delivery of only one copy of this proxy statement by delivering notice to our Secretary at the offices of the Company set forth below. The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. If you wish to receive a separate copy of the 2008 annual report and 2009 proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call 469-357-1000 or write to: John Harvey, Senior Vice President, General Counsel and Corporate Secretary, i2 Technologies, Inc., 11701 Luna Road, Dallas, Texas 75234.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at this meeting other than the matters set forth in this proxy statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment of our interest. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card, unless marked to the contrary.

By Order of the Board of Directors,

John Harvey

Secretary

April 28, 2009

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by i2 Technologies, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to i2 Technologies, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M13873-P78907	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

i2 TECHNOLOGIES, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” Proposal 1.
Vote on Directors			☐	☐	☐
1.	The election of one Class III director:
Nominee(s)
	01)	Jackson L. Wilson, Jr.

The Board of Directors recommends a vote “FOR” Proposal 2.						For	Against	Abstain
Ratification of Auditors
2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm for i2 Technologies, Inc. for its fiscal year ending December 31, 2009.					☐	☐	☐

3.	In their discretion, to act upon any matters incidental to the foregoing and such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY, USING THE ENCLOSED ENVELOPE

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at

http://investor.shareholder.com/itwo/annual-proxy.cfm

i    FOLD AND DETACH HERE    i

M13874-P78907

i2 TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 28, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jackson L. Wilson, Jr., Michael J. Berry and John Harvey, and each of them, with full power of substitution, attorneys and proxies of the undersigned to vote all the shares of common stock, par value $0.00025 per share, of i2 Technologies, Inc. (“i2”), the undersigned could vote, and with all power the undersigned would possess, if personally present at the annual meeting of stockholders of i2 to be held at the Center of Excellence, 11701 Luna Road, Dallas, Texas on May 28, 2009 at 10:00 a.m. (Central Time), and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. ANY HOLDER WHO WISHES TO WITHHOLD THE DISCRETIONARY AUTHORITY REFERRED TO IN PROPOSAL 3 ON THE REVERSE SIDE SHOULD MARK A LINE THROUGH THE ENTIRE ITEM.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)